Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

among

BLACKROCK CAPITAL INVESTMENT CORPORATION,

BLACKROCK TCP CAPITAL CORP.,

PROJECT SPURS MERGER SUB, LLC,

TENNENBAUM CAPITAL PARTNERS, LLC

(for the limited purposes set forth herein)

and

BLACKROCK CAPITAL INVESTMENT ADVISORS, LLC

(for the limited purposes set forth herein)

Dated as of January 10, 2024

A-i

A-ii

A-iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of January 10, 2024 (this “Agreement”), among BlackRock Capital Investment Corporation, a Delaware corporation (“BCIC”), BlackRock TCPC Capital Corp., a Delaware corporation (“TCPC”), Project Spurs Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of SVCP (as defined below) (“Merger Sub”), and, solely for the purposes of Section 2.6, Article V, Section 8.1(g) and Article XI, (x) BlackRock Capital Investment Advisors, LLC, a Delaware limited liability company (“BCIA”), and (y) Tennenbaum Capital Partners, LLC, a Delaware limited liability company and wholly owned subsidiary of BCIA (“TCP” and, collectively with BCIA, the “Advisors”).
RECITALS
WHEREAS, each of BCIC and TCPC has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act, and BCIA is the investment adviser to BCIC and TCP is the investment adviser to TCPC;
WHEREAS, BCIC, TCPC, Merger Sub and the Advisors previously entered into that certain Agreement and Plan of Merger, dated as of the Signing Date (the “Original Merger Agreement”), and, pursuant to Section 9.5 of the Original Merger Agreement, the parties desire to amend and restate the Original Merger Agreement in its entirety;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement BCIC shall merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);
WHEREAS, the board of directors of BCIC (the “BCIC Board”), upon the recommendation of a committee of the BCIC Board comprised solely of all of the Independent Directors of BCIC (the “BCIC Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Merger and the related Transactions are advisable and in the best interests of BCIC and (y) the interests of BCIC’s existing stockholders will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Transactions, (ii) approved this Agreement and the Transactions, (iii) directed that the adoption of this Agreement and approval of the Transactions be submitted to BCIC’s stockholders at the BCIC Stockholders Meeting and (iv) resolved to recommend that the stockholders of BCIC adopt this Agreement and approve the Transactions;
WHEREAS, the board of directors of TCPC (the “TCPC Board”), upon the recommendation of a committee of the TCPC Board comprised solely of all of the Independent Directors of TCPC (the “TCPC Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Merger and the related Transactions are advisable and in the best interests of TCPC and (y) the interests of TCPC’s existing stockholders will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Transactions, (ii) approved this Agreement and the Transactions, (iii) approved the TCPC Matters, (iv) directed that the approval of the TCPC Matters be submitted to TCPC stockholders at the TCPC Stockholders Meeting and (v) resolved to recommend that the stockholders of TCPC approve the TCPC Matters;
WHEREAS, the board of managers of Merger Sub and Special Value Continuation Partners LLC, a Delaware limited liability company and wholly owned direct Consolidated Subsidiary of TCPC (“SVCP”), acting in SVCP’s capacity as the sole member of Merger Sub, has approved this Agreement and the Transactions;
WHEREAS, in connection with the Transactions, TCPC and TCP have executed (i) the Amended and Restated TCPC Advisory Agreement and (ii) the Fee Waiver Agreement, each effective upon, and subject to the occurrence of, the Closing;
WHEREAS, on the Signing Date, BCIC, together with the lender parties thereto (collectively, the “Lenders”) and the other parties thereto, executed the BCIC Revolving Credit Agreement Amendment (as defined below), pursuant to which, among other things, the Lenders agree to permit (and/or not prohibit, as applicable) the Transactions;
WHEREAS, the parties intend the Merger to qualify for the Intended Tax Treatment, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Section 368 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:
ARTICLE I

THE MERGER
1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, BCIC shall merge with and into Merger Sub, and the separate corporate existence of BCIC shall cease. Merger Sub shall be the surviving company in the Merger and shall continue its existence as a limited liability company under the Laws of the State of Delaware.
1.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by mutual exchange of electronic signature pages, on the date that is one (1) Business Day after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit thereof), unless otherwise agreed in writing by the parties to this Agreement (the “Closing Date”).
1.3 Effective Time. The Merger shall become effective as set forth in the certificate of merger relating to the Merger (the “Certificate of Merger”) that shall be filed with, and accepted for record by, the Secretary of State of the State of Delaware (the “DE SOS”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.
1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and the DLLCA.
1.5 Conversion of Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of BCIC, TCPC or Merger Sub or the holder of any of the following securities:
(a) Each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one limited liability company interest of the Surviving Company, which shall constitute the only equity interests of the Surviving Company issued and outstanding immediately after the Effective Time.
(b) All shares of common stock, par value $0.001 per share, of BCIC (the “BCIC Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned (i) by TCPC or any of its Consolidated Subsidiaries (including Merger Sub) or (ii) by BCIC as treasury stock shall, in each case, be cancelled and shall cease to exist and no shares of common stock, par value $0.001 per share, of TCPC (the “TCPC Common Stock”) or any other consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).
(c) Subject to Section 1.5(e), each share of BCIC Common Stock issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a number of shares of TCPC Common Stock equal to the Exchange Ratio (the “Merger Consideration”).
(d) All of the shares of BCIC Common Stock converted into the right to receive the Merger Consideration pursuant to Section 1.5(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each such share of BCIC Common Stock, all of which are in non-certificated book-entry form, shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares into which such shares of BCIC Common Stock represented in non-certificated book-entry form have been converted pursuant to Section 2.2 and any dividends or other distributions payable pursuant to Section 2.4(b).
(e) The Exchange Ratio shall be appropriately adjusted (to the extent not already taken into account in determining the Closing BCIC Net Asset Value and/or the Closing TCPC Net Asset Value, as applicable) to account for the Tax Dividend, if applicable, or if, between the Determination Date and the Effective Time, the respective issued and outstanding shares of TCPC Common Stock or BCIC Common Stock shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, merger, issue tender or exchange offer, combination or exchange of shares or similar transaction, or if a stock dividend or dividend payable in any other securities or similar distribution shall be authorized and declared with a record date within such period (as permitted by this Agreement), in each case to provide the stockholders of BCIC and TCPC the same economic effect as contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the Exchange Ratio. Nothing in this Section 1.5(e) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
1.6 Governing Documents. (i) The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company and (ii) the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be the limited liability company agreement of the Surviving Company, in each case, until thereafter amended in accordance with applicable Law and their respective terms, as applicable.
1.7 Directors and Officers. Subject to applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.
1.8 Effect on TCPC Common Stock. Each share of TCPC Common Stock outstanding immediately prior to the Effective Time shall remain outstanding.
1.9 Termination of Certain Contractual Obligations. As of the Effective Time, the BCIC Advisory Agreement and the BCIC Administration Agreement shall be automatically terminated and of no further force and effect.
ARTICLE II

MERGER CONSIDERATION
2.1 Delivery of Evidence of TCPC Common Stock. As soon as reasonably practicable after the Effective Time, TCPC shall deposit with the Paying and Exchange Agent evidence of book-entry shares representing TCPC Common Stock issued as Merger Consideration pursuant to Section 1.5(c).
2.2 Fractional Shares. No fractional shares of TCPC Common Stock shall be issued upon the conversion of BCIC Common Stock pursuant to Section 1.5(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of TCPC Common Stock. Each holder of shares of BCIC Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of TCPC Common Stock pursuant to Section 1.5(c) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of TCPC Common Stock multiplied by (ii) the volume-weighted average trading price of a share of TCPC Common Stock on the Nasdaq Global Select Market (“Nasdaq”) for the five (5) consecutive Trading Days ending on the third (3rd) Trading Day preceding the Closing Date (as reported by Bloomberg L.P. or its successor or, if not reported thereon, another authoritative source selected by TCPC that is reasonably acceptable to BCIC). For purposes of this Section 2.2, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.
2.3 Paying and Exchange Agent. Prior to the Effective Time, TCPC shall appoint TCPC’s transfer agent or other bank or trust company to act as exchange agent (the “Paying and Exchange Agent”) hereunder, pursuant to an agreement in a form reasonably acceptable to each of TCPC and BCIC. Following the Effective Time, TCPC shall deposit, or shall cause to be deposited, with the Paying and Exchange Agent cash sufficient to pay the aggregate cash for fractional shares in accordance with Section 2.2. Any cash deposited with the Paying and Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”
2.4 Delivery of Merger Consideration.
(a) Each holder of record of shares of BCIC Common Stock (other than the Cancelled Shares) that were converted into the right to receive the Merger Consideration pursuant to Section 1.5(c) and any cash in lieu of fractional shares of TCPC Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2 and any dividends and other distributions pursuant to Section 2.4(b), shall, promptly after the Effective Time, be entitled to receive the Merger Consideration, any cash in lieu of fractional shares of TCPC

Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(b). The Exchange Fund shall not be used for any other purpose other than the purposes provided for in the immediately preceding sentence.
(b) Subject to the effect of applicable abandoned property, escheat or similar Laws, following the Effective Time, the record holder of shares of BCIC Common Stock (other than Cancelled Shares) at the Effective Time shall be entitled to receive, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of TCPC Common Stock represented by such shares of BCIC Common Stock and not paid.
2.5 No Further Ownership Rights. All Merger Consideration and any cash in lieu of fractional shares of TCPC Common Stock paid by TCPC in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to BCIC Common Stock in respect of which such Merger Consideration or cash in lieu of fractional shares of TCPC Common Stock was paid. From and after the Effective Time, the stock transfer books of BCIC shall be closed, and there shall be no further transfers on the stock transfer books of BCIC of the shares of BCIC Common Stock that were issued and outstanding immediately prior to the Effective Time.
2.6 Net Asset Value Calculation.
(a) TCPC shall deliver to BCIC a calculation of the net asset value of TCPC as of a date mutually agreed between TCPC and BCIC, such date to be no earlier than 48 hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties) historically used in preparing the calculation of the net asset value per share of TCPC Common Stock (with an accrual for any dividend declared by TCPC and not yet paid) (the “Closing TCPC Net Asset Value”); provided that TCPC shall update the calculation of the Closing TCPC Net Asset Value in the event that the Closing is subsequently delayed or there is a more than de minimis change to the Closing TCPC Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing TCPC Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided, further, that TCP shall certify in writing to BCIC, the calculation of the Closing TCPC Net Asset Value.
(b) BCIC shall deliver to TCPC a calculation of the net asset value of BCIC as of the Determination Date, calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except (i) that any quoted investments valued by reference to bid-ask prices shall be valued at the mid-point of the bid-ask spread as reported by the pricing vendor or broker, such that the valuation treatment of such investments is consistent with the valuation policies of TCPC, and (ii) as otherwise may be mutually agreed by the parties) historically used in preparing the calculation of the net asset value per share of BCIC Common Stock (with an accrual for any dividend declared by BCIC and not yet paid) (the “Closing BCIC Net Asset Value”); provided that BCIC shall update the calculation of the Closing BCIC Net Asset Value in the event that the Closing is subsequently delayed or there is a more than de minimis change to the Closing BCIC Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing BCIC Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided, further, that BCIA shall certify in writing to TCPC, the calculation of the Closing BCIC Net Asset Value.
(c) In connection with preparing the calculations provided pursuant to this Section 2.6, each of BCIC and TCPC will use the portfolio valuation methods adopted by their respective valuation designee and approved by the BCIC Board or the TCPC Board, as applicable, for valuing the securities and other assets of BCIC or TCPC, as applicable, under Rule 2a-5 of the Investment Company Act as of the Signing Date, except as set forth above in Section 2.6(b) or as otherwise agreed by each of the TCPC Board and the BCIC Board.
(d) Each Advisor agrees to give each of TCPC and BCIC and its respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to this Section 2.6 and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individuals remain employed by such Advisor or any of its respective Affiliates.

2.7 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to stockholders of BCIC as of the first anniversary of the Effective Time may be paid to TCPC, upon TCPC’s written demand to the Paying and Exchange Agent. In such event, any former stockholders of BCIC who have not theretofore complied with any applicable requirements to receive cash in lieu of fractional shares of TCPC Common Stock shall thereafter look only to TCPC with respect to such cash in lieu of fractional shares, without any interest thereon. Notwithstanding the foregoing, none of TCPC, BCIC, the Surviving Company, Merger Sub, the Paying and Exchange Agent or any other Person shall be liable to any former holder of shares of BCIC Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.
2.8 Withholding Rights. Merger Sub, TCPC or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of BCIC Common Stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BCIC
Except with respect to matters that have been Previously Disclosed, BCIC hereby represents and warrants to TCPC and Merger Sub that:
3.1 Corporate Organization.
(a) BCIC is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. BCIC has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BCIC. BCIC has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.
(b) True, complete and correct copies of the Certificate of Incorporation of BCIC, as amended (the “BCIC Certificate”), and the Amended and Restated Bylaws of BCIC (the “BCIC Bylaws”), as in effect as of the Signing Date, have previously been publicly filed by BCIC.
(c) Each Consolidated Subsidiary of BCIC (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BCIC.
3.2 Capitalization.
(a) The authorized capital stock of BCIC consists of (i) 200,000,000 shares of BCIC Common Stock, of which (x) 72,571,907 shares were outstanding and (y) 11,909,890 shares were held by BCIC as treasury stock, in each case, as of the close of business on August 30, 2023 (the “BCIC Capitalization Date”) and (ii) 500 shares of BCIC Preferred Stock, of which no shares were outstanding as of the close of business of the BCIC Capitalization Date. All of the issued and outstanding shares of BCIC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to BCIC attaching to the ownership thereof. No Indebtedness having the right to vote on any matters on which stockholders of BCIC may vote (“BCIC Voting Debt”) is issued or outstanding. As of the close of business of the BCIC Capitalization Date, except pursuant to BCIC’s amended and restated dividend reinvestment plan, BCIC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of BCIC Common Stock, BCIC Voting Debt or any other equity securities of BCIC or any securities representing the right to purchase or otherwise receive any shares of BCIC Common Stock, BCIC Voting Debt or other equity securities of BCIC. There are no obligations of BCIC or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of BCIC, BCIC Voting Debt or any equity security of BCIC or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, BCIC Voting Debt or any other equity security of BCIC or its Consolidated Subsidiaries or (ii) pursuant to which BCIC or any of its Consolidated Subsidiaries is or could be required to register shares of BCIC’s capital stock or other securities under the Securities Act. All BCIC Common Stock has been sold in compliance with applicable Law.
(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of BCIC are owned by BCIC, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of BCIC has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.
3.3 Authority; No Violation.
(a) BCIC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of the BCIC Board. The BCIC Board (on the recommendation of the BCIC Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Merger and the related Transactions are advisable and in the best interests of BCIC and (B) the interests of BCIC’s existing stockholders will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Transactions, (ii) approved this Agreement and the Transactions, (iii) directed that the adoption of this Agreement and approval of the Transactions be submitted to BCIC’s stockholders for approval at a duly held meeting of such stockholders (the “BCIC Stockholders Meeting”) and (iv) resolved to recommend that the stockholders of BCIC adopt this Agreement and approve the Transactions. Except for receipt of the approval of at least a majority of the outstanding shares of BCIC Common Stock entitled to vote thereon to approve the BCIC Matters at a duly held meeting of BCIC stockholders (the “BCIC Requisite Vote”), the Merger and the other Transactions have been authorized by all necessary corporate action on the part of BCIC. This Agreement has been duly and validly executed and delivered by BCIC and (assuming due authorization, execution and delivery by TCPC, Merger Sub and the Advisors) constitutes the valid and binding obligation of BCIC, enforceable against BCIC in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).
(b) Neither the execution and delivery of this Agreement by BCIC, nor the consummation by BCIC of the Transactions, nor performance of this Agreement by BCIC will (i) violate any provision of the BCIC Certificate or the BCIC Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to BCIC or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of BCIC or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which BCIC or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole. Section 3.3(b) of the BCIC Disclosure Schedule sets forth, to BCIC’s Knowledge, any material consent fees payable to a third party in connection with the Merger.
3.4 Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by BCIC of the Merger and the other Transactions, except for (i) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the BCIC Stockholders Meeting and the TCPC Stockholders Meeting to be held in connection with this Agreement and the Transactions (the “Joint Proxy Statement/Prospectus”) and of a registration statement on Form N-14 or such other appropriate SEC form (the “Registration Statement”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the Certificate of Merger with, and the acceptance by, the DE SOS, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of TCPC Common Stock pursuant to this Agreement, (v) compliance with the rules and regulations of Nasdaq, (vi) the reporting of this Agreement on a Current Report on Form 8-K and (vii) any such other consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCIC.
3.5 Reports.
(a) BCIC has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file or furnish since January 1, 2020 (the “Applicable Date”) with or to the SEC (such forms, statements, certifications, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, the “BCIC SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries taken as a whole. To BCIC’s Knowledge, no BCIC SEC Report, at the time filed or furnished with or to the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To BCIC’s Knowledge, all BCIC SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of BCIC is required to make any filing with the SEC.
(b) Neither BCIC nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to BCIC’s Knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of BCIC or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has BCIC or any of its Consolidated Subsidiaries been advised in writing or, to the Knowledge of BCIC, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any of the foregoing.
(c) BCIC has made available to TCPC all material correspondence with the SEC since the Applicable Date and, as of the Signing Date, to the Knowledge of BCIC (i) there are no unresolved comments from the SEC with respect to the BCIC SEC Reports or any SEC examination of BCIC and (ii) none of the BCIC SEC Reports is subject to any ongoing review by the SEC.
3.6 BCIC Financial Statements.
(a) The consolidated financial statements, including the related consolidated schedules of investments, of BCIC and its Consolidated Subsidiaries included (or incorporated by reference) in the BCIC SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of BCIC and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount); (ii) to BCIC’s Knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte & Touche LLP (“Deloitte”) has not resigned, threatened resignation or been dismissed as BCIC’s independent public accountant as a result of or in connection with any disagreements with BCIC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except for (A) liabilities reflected or reserved against on the consolidated statements of assets and liabilities of BCIC as of December 31, 2022 included in the audited financial statements set forth in BCIC’s annual report on Form 10-K for the year ended December 31, 2022 (the “BCIC Balance Sheet”), (B) liabilities incurred in the ordinary course of business since December 31, 2022, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the BCIC SEC Reports, (E) liabilities incurred in connection with the BCIC Revolving Credit Agreement Amendment and (F) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BCIC, neither BCIC nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the BCIC Balance Sheet in accordance with GAAP.
(c) Neither BCIC nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar Contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act).
(d) Since the Applicable Date, (i) neither BCIC nor any of its Consolidated Subsidiaries nor, to the Knowledge of BCIC, any director, officer, auditor, accountant or representative of BCIC or any of its Consolidated Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of BCIC or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that BCIC or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing BCIC or any of its Consolidated Subsidiaries, whether or not employed by BCIC or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by BCIC or any of its directors, officers or agents to the BCIC Board or any committee thereof or to any director or officer of BCIC.
(e) Neither BCIC nor any of its Consolidated Subsidiaries is a party to any securitization transaction with respect to the assets of BCIC or its Consolidated Subsidiaries.
(f) To BCIC’s Knowledge, since the Applicable Date, Deloitte, which has expressed its opinion with respect to the financial statements of BCIC and its Consolidated Subsidiaries included in the BCIC SEC Reports (including the related notes), has been (i) “independent” with respect to BCIC and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.
(g) The principal executive officer and principal financial officer of BCIC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and BCIC is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act.
(h) BCIC has in all material respects:
(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by BCIC in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to BCIC’s management as appropriate to allow timely decisions regarding required disclosure and to allow BCIC’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;
(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) BCIC’s management, with the participation of BCIC’s principal executive and financial officers, has completed an assessment of the effectiveness of BCIC’s internal controls over financial reporting for the fiscal year ended December 31, 2022 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that BCIC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, using the framework specified in BCIC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;
(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the BCIC Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of BCIC’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for BCIC’s auditors any material weaknesses in internal controls; and
(iv) provided to TCPC true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the BCIC Board that have been made in writing from the Applicable Date through the Signing Date, and will promptly provide to TCPC true, complete and correct copies of any such disclosures that are made after the Signing Date.
(i) The fair value of BCIC’s investments as of June 30, 2023 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board (“ASC Topic 820”) and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the BCIC valuation designee in accordance with Rule 2a-5.
(j) To BCIC’s Knowledge, there is no fraud or suspected fraud affecting BCIC involving management of BCIC or employees of BCIA or any of its Affiliates who have significant roles in BCIC’s internal control over financial reporting.
3.7 Broker’s Fees. Neither BCIC nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other Transactions, other than to Keefe, Bruyette & Woods, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to TCPC.
3.8 Absence of Changes or Events. Since December 31, 2022, and through the Signing Date, (i) except as expressly permitted or required by or in connection with (x) the execution and delivery of this Agreement and the consummation of the Transactions or (y) the execution and delivery of the BCIC Revolving Credit Agreement Amendment and the consummation of the transactions contemplated thereby, the business of BCIC and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BCIC and (iii) there has not been any material action that, if it had been taken after the Signing Date, would have required the consent of TCPC under Section 6.1 or 6.2.

3.9 Compliance with Applicable Law; Permits.
(a) BCIC and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BCIC. BCIC has not received any written or, to BCIC’s Knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole. BCIC has operated in compliance with all listing standards of the Nasdaq since the Applicable Date other than as would not, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole. BCIC is not subject to any “stop order” and is, and was, fully qualified to sell shares of BCIC Common Stock in each jurisdiction in which such shares were registered and sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BCIC.
(b) BCIC is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BCIC.
(c) BCIC has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for BCIC, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the BCIC Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole.
(d) Each of BCIC and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit BCIC and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole. BCIC has not received any written or, to BCIC’s Knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole.
(e) No “affiliated person” (as defined under the Investment Company Act) of BCIC has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the Knowledge of BCIC, threatened that would result in any such disqualification.
(f) The minute books and other similar records of BCIC maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of BCIC, the BCIC Board and any committees of the BCIC Board.
3.10 State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions.
3.11 BCIC Information. None of the information supplied or to be supplied by BCIC for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of BCIC or stockholders of TCPC or at the time of the BCIC Stockholders Meeting or the TCPC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by BCIC with respect to information supplied by TCPC, Merger Sub or the Advisors for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.
3.12 Taxes and Tax Returns.
(a) BCIC and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the Signing Date (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as due and payable and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of BCIC or any Consolidated Subsidiary has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted by any taxing authority, for Taxes or assessments upon BCIC or any of its Consolidated Subsidiaries for which BCIC does not have reserves that are adequate under GAAP. Neither BCIC nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among BCIC and its Consolidated Subsidiaries or customary gross-up provisions in a commercial Contract the primary purpose of which does not relate to Taxes). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger would also be a part), neither BCIC nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither BCIC nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted to the IRS by BCIC or any of its Consolidated Subsidiaries. Neither BCIC nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Within the past seven years, if BCIC or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.
(b) BCIC has made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). BCIC has qualified for taxation as a RIC at all times since (and including) its taxable year ended December 31, 2015, and expects to continue to so qualify through the Effective Time. No challenge to BCIC’s status as a RIC is pending or has been threatened by the IRS orally or in writing. For each taxable year of BCIC ending on or before the Effective Time, BCIC has satisfied, or will satisfy in the case of a taxable year ending after the Signing Date, the distribution requirements imposed on a RIC under Section 852(a) of the Code and all dividends (as defined in Section 316 of the Code) paid by BCIC in any taxable year for which the applicable statute of limitations remains open shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code (assuming for these purposes that any Tax Dividend declared by BCIC after the Signing Date has been or will be timely paid).
(c) BCIC and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.
(d) BCIC is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(e) BCIC has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.
(f) Neither BCIC nor any of its Consolidated Subsidiaries holds any asset the disposition of which would be subject to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 (or rules similar thereto).
(g) No claim has been made in writing by a taxing authority in a jurisdiction where BCIC or any of its Consolidated Subsidiaries does not file Tax Returns that BCIC or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.
(h) Neither BCIC nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.
(i) Neither BCIC nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.
(j) Neither BCIC nor any of its Consolidated Subsidiaries has any liability for any material Taxes of another Person other than BCIC and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation (other than customary gross-up provisions in a commercial Contract the primary purpose of which does not relate to Taxes).
(k) Neither BCIC nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is BCIC or any of its Consolidated Subsidiaries).
(l) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BCIC or any of its Consolidated Subsidiaries.
3.13 Litigation. There are no material Proceedings pending or, to BCIC’s Knowledge, threatened against or affecting BCIC, any of its Consolidated Subsidiaries, any present or former officers or directors of BCIC in their respective capacities as such or any of the assets of BCIC or any of its Consolidated Subsidiaries before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Entity, that would, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions. There is no Order outstanding or threatened against or affecting BCIC, any of its Consolidated Subsidiaries, any present or former officers or directors of BCIC in their respective capacities as such or any of the assets of any of BCIC or any of its Consolidated Subsidiaries, that would, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole, or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions.
3.14 Employee Matters. Neither BCIC nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).
3.15 Certain Contracts.
(a) BCIC has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to TCPC of, all Contracts (collectively, the “BCIC Material Contracts”) to which, as of the Signing Date, BCIC or any of its Consolidated Subsidiaries is a party, or by which BCIC or any of its Consolidated Subsidiaries may be bound, or, to the Knowledge of BCIC, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:
(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to BCIC or its financial condition or results of operations;
(ii) other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of BCIC to provide funding to its portfolio investments, any loans or credit agreements, mortgages, indentures, hedging Contracts, derivatives Contracts and other Contracts pursuant to which any Indebtedness of BCIC or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by BCIC or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;
(iii) other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of BCIC to provide funding to its portfolio investments, any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 60 days or less, or any Contract that creates or would create a Lien on any asset of BCIC or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole);
(iv) any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to BCIC and its Consolidated Subsidiaries, taken as a whole;
(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of BCIC and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that BCIC and its Consolidated Subsidiaries conducts or may conduct;
(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the BCIC SEC Reports;
(vii) any Contract that obligates BCIC or any of its Consolidated Subsidiaries to conduct any business that is material to BCIC and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Merger, will obligate TCPC, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third party on an exclusive basis; or
(viii) any Contract with a Governmental Entity.
(b) Each BCIC Material Contract is (x) valid and binding on BCIC or its applicable Consolidated Subsidiary and, to BCIC’s Knowledge, each other party thereto, (y) enforceable against BCIC or such applicable Consolidated Subsidiary in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole. The BCIC Advisory Agreement has been approved by the BCIC Board and stockholders of BCIC in accordance with Section 15 of the Investment Company Act. Neither BCIC nor any of its Consolidated Subsidiaries nor, to BCIC’s Knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any BCIC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BCIC. No BCIC Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to BCIC or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any BCIC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole.
3.16 Insurance Coverage. All material insurance policies maintained by BCIC or any of its Consolidated Subsidiaries and that name BCIC or any of its Consolidated Subsidiaries as an insured (each, a “BCIC Insurance

Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each BCIC Insurance Policy have been paid. Neither BCIC nor any of its Consolidated Subsidiaries has received written notice of cancellation of any BCIC Insurance Policy.
3.17 Intellectual Property. BCIC and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of BCIC and its Consolidated Subsidiaries taken as a whole (hereinafter, “BCIC Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BCIC. No claims are pending for which BCIC has received written notice or, to the Knowledge of BCIC, threatened (i) that BCIC or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any BCIC Intellectual Property Right is invalid or unenforceable. To the Knowledge of BCIC, no Person is infringing, misappropriating or using without authorization the rights of BCIC or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to BCIC and its Consolidated Subsidiaries, taken as a whole.
3.18 Environmental Matters. There are no material Proceedings of any kind, pending or, to the Knowledge of BCIC, threatened, against BCIC or any of its Consolidated Subsidiaries, arising under any Environmental Law. There are no Orders by or with any Governmental Entity, imposing any material liability or obligation on BCIC or any of its Consolidated Subsidiaries under or in respect of any Environmental Law. There are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by BCIC or any of its Consolidated Subsidiaries during the period of BCIC’s or its Consolidated Subsidiary’s ownership or lease that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BCIC. None of BCIC nor any of its Consolidated Subsidiaries have entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by BCIC or any of its Consolidated Subsidiaries.
3.19 Real Property. Neither BCIC nor any of its Consolidated Subsidiaries owns or leases any real property.
3.20 Investment Assets. Each of BCIC and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except for Permitted Liens and to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of BCIC or its Consolidated Subsidiaries set forth in Section 3.20 of the BCIC Disclosure Schedule and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of the Signing Date, the value of investments owned by BCIC that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70% of the value of BCIC’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).
3.21 Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of BCIC Common Stock in connection with the Transactions.
3.22 Valuation. Except as set forth in Section 2.6(b) and as may otherwise be mutually agreed by the parties, the value of each investment asset owned by BCIC that is used in connection with the computations made by BCIC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures set forth in BCIC’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by BCIC other than investment assets that are used in connection with the computations made by BCIC pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third party valuation agents for such purposes will be made only by valuation agents that have been approved by the BCIC Board as of or prior to the Signing Date.
3.23 Opinion of Financial Advisor. Prior to the execution of this Agreement, the BCIC Board and the BCIC Special Committee have received the opinion of Keefe, Bruyette & Woods, Inc., financial advisor to the BCIC Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of BCIC Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TCPC
Except with respect to matters that have been Previously Disclosed, TCPC hereby represents and warrants to BCIC that:
4.1 Corporate Organization.
(a) (i) TCPC is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS, and (ii) Merger Sub is a limited liability company duly formed and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. TCPC has the requisite corporate power and authority and Merger Sub has the requisite limited liability company power to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TCPC. TCPC has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.
(b) True, complete and correct copies of the Certificate of Incorporation of TCPC, as amended (the “TCPC Certificate”), and the Bylaws of TCPC (the “TCPC Bylaws”), as in effect as of the Signing Date, have previously been publicly filed by TCPC.
(c) Each Consolidated Subsidiary of TCPC (including SVCP) (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate or limited liability company (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TCPC.
4.2 Capitalization.
(a) The authorized capital stock of TCPC consists of (i) 200,000,000 shares of TCPC Common Stock, of which (x) 57,767,264 shares were outstanding and (y) no shares were held by TCPC as treasury stock, in each case, as of the close of business on August 30, 2023 (the “TCPC Capitalization Date”) and (ii) 100,000,000 shares of TCPC Preferred Stock, of which no shares were outstanding as of the close of business of the TCPC Capitalization Date. All of the issued and outstanding shares of TCPC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to TCPC attaching to the ownership thereof. All of the shares of TCPC Common Stock constituting the Merger Consideration will be, when issued pursuant to the terms of the Merger, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to TCPC attaching to the ownership thereof. No Indebtedness having the right to vote on any matters on which stockholders of TCPC may vote (“TCPC Voting Debt”) is issued or outstanding. As of the close of business of the TCPC Capitalization Date, TCPC does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of TCPC Common Stock, TCPC Voting Debt or any other equity securities of TCPC or any securities representing the right to purchase or otherwise receive any shares of TCPC Common Stock, TCPC Voting Debt or other equity securities of TCPC. There are no obligations of TCPC or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of TCPC, TCPC Voting Debt or any equity security of TCPC or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, TCPC Voting Debt or any other equity security of TCPC or its Consolidated Subsidiaries or (ii) pursuant to which TCPC or any of its Consolidated Subsidiaries is or could be required to register shares of TCPC capital stock or other securities under the Securities Act. All TCPC Common Stock has been sold in compliance with applicable Law.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of TCPC are owned by TCPC, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of TCPC has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.
4.3 Authority; No Violation.
(a) TCPC has all requisite corporate power and Merger Sub has all limited liability company power and each of TCPC and Merger Sub has the authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action of the TCPC Board and the board of managers of Merger Sub. The TCPC Board (on the recommendation of the TCPC Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Merger and the related Transactions are advisable and in the best interests of TCPC and (B) the interests of TCPC’s existing stockholders will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Transactions, (ii) approved this Agreement and the Transactions, (iii) approved the TCPC Matters, (iv) directed that the approval of the TCPC Matters be submitted to TCPC’s stockholders for approval at a duly held meeting of such stockholders (the “TCPC Stockholders Meeting”) and (v) resolved to recommend that the stockholders of TCPC approve the TCPC Matters. Except for receipt of the approval of at least a majority of the shares of TCPC Common Stock represented and voting to approve the TCPC Matters at the TCPC Stockholders Meeting (the “TCPC Requisite Vote”), the Merger and the other Transactions have been authorized by all necessary corporate or limited liability company action on the part of TCPC and Merger Sub. This Agreement has been duly and validly executed and delivered by TCPC and Merger Sub and (assuming due authorization, execution and delivery by BCIC and the Advisors) constitutes the valid and binding obligation of each of TCPC and Merger Sub, enforceable against each of TCPC and Merger Sub in accordance with its terms (except as may be limited by the Enforceability Exception).
(b) Neither the execution and delivery of this Agreement by TCPC or Merger Sub, nor the consummation by TCPC or Merger Sub of the Transactions, nor performance of this Agreement by TCPC or Merger Sub, will (i) violate any provision of the TCPC Certificate, TCPC Bylaws or the certificate of formation or limited liability company agreement of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) and Section 4.4 are duly obtained and/or made, (A) violate any Law or Order applicable to TCPC or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of TCPC or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which TCPC or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole. Section 4.3(b) of the TCPC Disclosure Schedule sets forth, to TCPC’s Knowledge, any material consent fees payable to a third party in connection with the Merger.
4.4 Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by TCPC or Merger Sub of the Merger and the other Transactions, except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the Certificate of Merger with and the acceptance by the DE SOS, (iii) any notices or filings under the HSR Act, (iv) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of TCPC Common Stock pursuant to this Agreement, (v) approval of listing of such TCPC

Common Stock on the Nasdaq and compliance with the rules and regulations thereof, (vi) the reporting of this Agreement on a Current Report on Form 8-K and (vii) any such other consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCPC.
4.5 Reports.
(a) TCPC has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file or furnish since the Applicable Date with or to the SEC (such forms, statements, certifications, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, the “TCPC SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries taken as a whole. To TCPC’s Knowledge, no TCPC SEC Report, at the time filed or furnished with or to the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To TCPC’s Knowledge, all TCPC SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of TCPC is required to make any filing with the SEC.
(b) Neither TCPC nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to TCPC’s Knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of TCPC or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has TCPC or any of its Consolidated Subsidiaries been advised in writing or, to the Knowledge of TCPC, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any of the foregoing.
(c) TCPC has made available to BCIC all material correspondence with the SEC since the Applicable Date and, as of the Signing Date, to the Knowledge of TCPC, (i) there are no unresolved comments from the SEC with respect to the TCPC SEC Reports or any SEC examination of TCPC and (ii) none of the TCPC SEC Reports is subject to any ongoing review by the SEC.
4.6 TCPC Financial Statements.
(a) The consolidated financial statements, including the related consolidated schedules of investments, of TCPC and its Consolidated Subsidiaries included (or incorporated by reference) in the TCPC SEC Reports (including the related notes, where applicable): (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of TCPC and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount); (ii) to TCPC’s Knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte has not resigned, threatened resignation or been dismissed as TCPC’s independent public accountant as a result of or in connection with any disagreements with TCPC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except for (A) liabilities reflected or reserved against on the consolidated statements of assets and liabilities of TCPC as of December 31, 2022 included in the audited financial statements set forth in TCPC’s annual report on Form 10-K for the year ended December 31, 2022 (the “TCPC Balance Sheet”), (B) liabilities incurred in the ordinary course of business since December 31, 2022, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the TCPC SEC Reports and

(E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TCPC, neither TCPC nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the TCPC Balance Sheet in accordance with GAAP.
(c) Neither TCPC nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar Contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act).
(d) Since the Applicable Date, (i) neither TCPC nor any of its Consolidated Subsidiaries nor, to the Knowledge of TCPC, any director, officer, auditor, accountant or representative of TCPC or any of its Consolidated Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of TCPC or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that TCPC or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing TCPC or any of its Consolidated Subsidiaries, whether or not employed by TCPC or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by TCPC or any of its directors, officers or agents to the TCPC Board or any committee thereof or to any director or officer of TCPC.
(e) Neither TCPC nor any of its Consolidated Subsidiaries is a party to any securitization transaction with respect to the assets of TCPC or its Consolidated Subsidiaries.
(f) To TCPC’s Knowledge, since the Applicable Date, Deloitte, which has expressed its opinion with respect to the financial statements of TCPC and its Consolidated Subsidiaries included in the TCPC SEC Reports (including the related notes), has been (i) “independent” with respect to TCPC and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.
(g) The principal executive officer and principal financial officer of TCPC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and TCPC is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act.
(h) TCPC has in all material respects:
(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by TCPC in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to TCPC’s management as appropriate to allow timely decisions regarding required disclosure and to allow TCPC’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;
(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) TCPC’s management, with the participation of TCPC’s principal executive and financial officers, has completed an assessment of the effectiveness of TCPC’s internal controls over financial reporting for the fiscal year ended December 31, 2022 in compliance with the requirements of Section 404 of the

Sarbanes-Oxley Act, and such assessment concluded that TCPC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, using the framework specified in TCPC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;
(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the TCPC Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of TCPC’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for TCPC’s auditors any material weaknesses in internal controls; and
(iv) provided to BCIC true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the TCPC Board that have been made in writing from the Applicable Date through the Signing Date, and will promptly provide to BCIC true, complete and correct copies of any such disclosures that are made after the Signing Date.
(i) The fair value of TCPC’s investments as of September 30, 2023 (i) was determined in accordance with ASC Topic 820 and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the TCPC Board.
(j) To TCPC’s Knowledge, there is no fraud or suspected fraud affecting TCPC involving management of TCPC or employees of TCP or any of its Affiliates who have significant roles in TCPC’s internal control over financial reporting.
4.7 Broker’s Fees. Neither TCPC nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other Transactions, other than to Houlihan Lokey Capital, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to BCIC.
4.8 Absence of Changes or Events. Since December 31, 2022, and through the Signing Date, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of TCPC and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TCPC and (iii) there has not been any material action that, if it had been taken after the Signing Date, would have required the consent of BCIC under Section 6.1 or 6.2.
4.9 Compliance with Applicable Law; Permits.
(a) TCPC and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TCPC. TCPC has not received any written or, to TCPC’s Knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole. TCPC has operated in compliance with all listing standards of the Nasdaq since the Applicable Date other than as would not, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole. TCPC is not subject to any “stop order” and is, and was, fully qualified to sell shares of TCPC Common Stock in each jurisdiction in which such shares were registered and sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TCPC.
(b) TCPC is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TCPC.

(c) TCPC has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for TCPC, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the TCPC Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole.
(d) Each of TCPC and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit TCPC and each of its Consolidated Subsidiaries, to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole. TCPC has not received any written or, to TCPC’s Knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole.
(e) No “affiliated person” (as defined under the Investment Company Act) of TCPC has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the Knowledge of TCPC, threatened that would result in any such disqualification.
(f) The minute books and other similar records of TCPC maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of TCPC, the TCPC Board and any committees of the TCPC Board.
4.10 TCPC Information. None of the information supplied or to be supplied by TCPC for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of BCIC or stockholders of TCPC or at the time of the BCIC Stockholders Meeting or the TCPC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by TCPC with respect to information supplied by BCIC or the Advisors for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.
4.11 Taxes and Tax Returns.
(a) TCPC and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the Signing Date (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as due and payable and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of TCPC or any Consolidated Subsidiary has been examined by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted by any taxing authority, for Taxes or assessments upon TCPC or any of its Consolidated Subsidiaries for which TCPC does not have reserves that are adequate under GAAP. Neither TCPC nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TCPC and its Consolidated Subsidiaries or customary gross-up provisions in a commercial Contract the primary purpose of which does not relate to Taxes). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger would also be a part), neither TCPC nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither TCPC nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted to the IRS by TCPC or any of its Consolidated Subsidiaries. Neither TCPC nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Within the past seven years, if TCPC or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.
(b) TCPC has made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. TCPC has qualified for taxation as a RIC at all times since (and including) its taxable year ended December 31, 2015, and expects to continue to so qualify for the taxable year that includes the Effective Time. No challenge to TCPC’s status as a RIC is pending or has been threatened by the IRS orally or in writing. For each taxable year of TCPC ending on or before the Effective Time, TCPC has satisfied the distribution requirements imposed on a RIC under Section 852(a) of the Code and all dividends (as defined in Section 316 of the Code) paid by TCPC in any taxable year for which the applicable statute of limitations remains open shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code.
(c) Merger Sub is a newly formed entity created for the purpose of undertaking the Merger. Merger Sub is a disregarded entity of TCPC for U.S. federal income tax purposes. Merger Sub has not elected, and will not elect, (i) to be classified, with effect as of or prior to the Effective Time, as an association taxable as a corporation pursuant to Section 301.7701-3 of the Treasury Regulations or (ii) to be regulated, with effect as of or prior to the Effective Time, as a BDC under the Investment Company Act. Prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.
(d) TCPC and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.
(e) TCPC is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(f) TCPC has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.
(g) Neither TCPC nor any of its Consolidated Subsidiaries or holds any asset the disposition of which would be subject to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 (or rules similar thereto).
(h) No claim has been made in writing by a taxing authority in a jurisdiction where TCPC or any of its Consolidated Subsidiaries does not file Tax Returns that TCPC or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.
(i) Neither TCPC nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.
(j) Neither TCPC nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k) Neither TCPC nor any of its Consolidated Subsidiaries has any liability for any material Taxes of another Person other than TCPC and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation (other than customary gross-up provisions in a commercial Contract the primary purpose of which does not relate to Taxes).
(l) Neither TCPC nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is TCPC or any of its Consolidated Subsidiaries).
(m) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of TCPC or any of its Consolidated Subsidiaries.
(n) All of the issued and outstanding membership interests in Merger Sub are, and at the Effective Time will be, owned by SVCP, as the sole member of Merger Sub, and there are (i) no other membership interests or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into membership interests or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any membership interests, voting securities or securities convertible into membership interests or voting securities of Merger Sub.
(o) SVCP is a disregarded entity of TCPC for U.S. federal income tax purposes. SVCP has not elected, and will not elect, to be classified, with effect as of or prior to the Effective Time, as an association taxable as a corporation pursuant to Section 301.7701-3 of the Treasury Regulations.
(p) All of the issued and outstanding membership interests in SVCP are, and at the Effective Time will be, owned by TCPC, as the sole member of SVCP, and there are (i) no other membership interests or voting securities of SVCP, (ii) no securities of SVCP convertible into membership interests or voting securities of SVCP and (iii) no options or other rights to acquire from SVCP, and no obligations of SVCP to issue, any membership interests, voting securities or securities convertible into membership interests or voting securities of SVCP.
(q) TCPC, SVCP and Merger Sub are, and at the Effective Time will be, a combining unit within the meaning of Section 1.368-2(b)(1)(i)(C) and TCPC is, and at the Effective Time and on the Closing Date will be, the combining entity of such combining unit within the meaning of Section 1.368-2(b)(1)(i)(B).
4.12 Litigation. There are no material Proceedings pending or, to TCPC’s Knowledge, threatened against or affecting TCPC, any of its Consolidated Subsidiaries, any present or former officers or directors of TCPC in their respective capacities as such or any of the assets of TCPC or any of its Consolidated Subsidiaries before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Entity, that would, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions. There is no Order outstanding or threatened against or affecting TCPC, any of its Consolidated Subsidiaries, any present or former officers or directors of TCPC in their respective capacities as such or any of the assets of any of TCPC or any of its Consolidated Subsidiaries, that would, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole, or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions.
4.13 Employee Matters. None of TCPC or any of its Consolidated Subsidiaries has (i) any employees or (ii) any Employee Benefit Plans.
4.14 Certain Contracts.
(a) TCPC has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to BCIC of, all Contracts (collectively, the “TCPC Material Contracts”) to which, as of the Signing Date, TCPC or any of its Consolidated Subsidiaries is a party, or by which TCPC or any of its Consolidated Subsidiaries may be bound, or, to the Knowledge of TCPC, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:
(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to TCPC or its financial condition or results of operations;

(ii) other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of TCPC to provide funding to its portfolio investments, any loans or credit agreements, mortgages, indentures, hedging Contracts, derivatives Contracts and other Contracts pursuant to which any Indebtedness of TCPC or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by TCPC or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;
(iii) other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of TCPC to provide funding to its portfolio investments, any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 60 days or less, or any Contract that creates or would create a Lien on any asset of TCPC or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole);
(iv) any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to TCPC and its Consolidated Subsidiaries, taken as a whole;
(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of TCPC and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that TCPC and its Consolidated Subsidiaries conducts or may conduct;
(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the TCPC SEC Reports;
(vii) any Contract that obligates TCPC or any of its Consolidated Subsidiaries to conduct any business that is material to TCPC and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party; or
(viii) any Contract with a Governmental Entity.
(b) Each TCPC Material Contract is (x) valid and binding on TCPC or its applicable Consolidated Subsidiary and, to TCPC’s Knowledge, each other party thereto, (y) enforceable against TCPC or such applicable Consolidated Subsidiary in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole. The TCPC Advisory Agreement has been approved by the TCPC Board and stockholders of TCPC in accordance with Section 15 of the Investment Company Act. Neither TCPC nor any of its Consolidated Subsidiaries nor, to TCPC’s Knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any TCPC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TCPC. No TCPC Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to TCPC or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any TCPC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole.
4.15 Insurance Coverage. All material insurance policies maintained by TCPC or any of its Consolidated Subsidiaries and that name TCPC or any of its Consolidated Subsidiaries as an insured (each, a “TCPC Insurance

Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each TCPC Insurance Policy have been paid. Neither TCPC nor any of its Consolidated Subsidiaries has received written notice of cancellation of any TCPC Insurance Policy.
4.16 Intellectual Property. TCPC and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of TCPC and its Consolidated Subsidiaries taken as a whole (hereinafter, “TCPC Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TCPC. No claims are pending for which TCPC has received written notice or, to the Knowledge of TCPC, threatened (i) that TCPC or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any TCPC Intellectual Property Right is invalid or unenforceable. To the Knowledge of TCPC, no Person is infringing, misappropriating or using without authorization the rights of TCPC or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to TCPC and its Consolidated Subsidiaries, taken as a whole.
4.17 Environmental Matters. There are no material Proceedings of any kind, pending or, to the Knowledge of TCPC, threatened, against TCPC or any of its Consolidated Subsidiaries, arising under any Environmental Law. There are no Orders by or with any Governmental Entity, imposing any material liability or obligation on TCPC or any of its Consolidated Subsidiaries under or in respect of any Environmental Law. There are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by TCPC or any of its Consolidated Subsidiaries during the period of TCPC’s or its Consolidated Subsidiary’s ownership or lease that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TCPC. None of TCPC nor any of its Consolidated Subsidiaries have entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by TCPC or any of its Consolidated Subsidiaries.
4.18 Real Property. Neither TCPC nor any of its Consolidated Subsidiaries owns or leases any real property.
4.19 Investment Assets. Each of TCPC and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of TCPC or its Consolidated Subsidiaries set forth in Section 4.19 of the TCPC Disclosure Schedule and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of the Signing Date, the value of investments owned by TCPC that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70% of the value of TCPC’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).
4.20 State Takeover Laws. No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement, the Merger or the other Transactions.
4.21 Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by TCPC that is used in connection with the computations made by TCPC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures set forth in TCPC’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by TCPC other than investment assets that are used in connection with the computations made by TCPC pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third party valuation agents for such purposes will be made only by valuation agents that have been approved by the TCPC Board as of or prior to the Signing Date.
4.22 Opinion of Financial Advisor. Prior to the execution of this Agreement, the TCPC Board and the TCPC Special Committee have received the opinion of Houlihan Lokey Capital, Inc., financial advisor to the TCPC Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to TCPC.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ADVISORS
Except with respect to matters set forth in the Advisors Disclosure Schedule, each Advisor hereby represents and warrants with respect to itself and TCPC (in the case of TCP) or BCIC (in the case of BCIA), severally and not jointly, to BCIC and TCPC that:
5.1 Organization. Such Advisor is a limited liability company organized and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. Such Advisor has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to such Advisor.
5.2 Authority; No Violation.
(a) Such Advisor has all requisite limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the managers of such Advisor. This Agreement has been duly and validly executed and delivered by such Advisor and (assuming due authorization, execution and delivery by the other Advisor, BCIC, TCPC and Merger Sub) constitutes the valid and binding obligation of such Advisor, enforceable against such Advisor in accordance with its terms (except as may be limited by the Enforceability Exception).
(b) Neither the execution and delivery of this Agreement by such Advisor, nor the consummation of the Transactions, nor performance of this Agreement by such Advisor, will (i) violate any provision of the certificate of formation of such Advisor or the limited liability company agreement of such Advisor or (ii) (A) violate any Law or Order applicable to such Advisor or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of such Advisor under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which such Advisor is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to prevent such Advisor from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to such Advisor.
(c) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by such Advisor, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent such Advisor from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to such Advisor.
5.3 Compliance with Applicable Law; Permits.
(a) BCIA is, and at all times since January 1, 2021, has been, duly registered as an investment adviser under the Investment Advisers Act.
(b) TCP is, and at all times since January 1, 2021, has been, duly registered as an investment adviser under the Investment Advisers Act.
(c) Such Advisor is in compliance, and since January 1, 2021, has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Advisers Act, Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to such Advisor. Since January 1, 2021, such Advisor has not received any written or, to such Advisor’s Knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be prevent such Advisor from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to such Advisor.
(d) Such Advisor holds and is in compliance with all Permits required in order to permit such Advisor to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to prevent such Advisor from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to such Advisor. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to prevent such Advisor from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to such Advisor. Since January 1, 2021, such Advisor has not received any written or, to such Advisor’s Knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to prevent such Advisor from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to such Advisor, as applicable.
(e) Such Advisor has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available TCPC (in the case of TCP) or BCIC (in the case of BCIA)) and, during the period prior to the Signing Date that such Advisor has been the investment adviser to TCPC (in the case of TCP) or BCIC (in the case of BCIA), such Advisor has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to TCPC (in the case of TCP) or BCIC (in the case of BCIA), and, in each case, their respective Consolidated Subsidiaries, taken as a whole.
5.4 Litigation. There are no Proceedings pending or, to such Advisor’s Knowledge, threatened in writing against such Advisor, except as would not reasonably be expected to prevent such Advisor from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to such Advisor. There is no Order binding upon such Advisor other than such Orders as would not, individually or in the aggregate, reasonably be expected to prevent such Advisor from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to such Advisor.
5.5 Valuation.
(a) Except as set forth in Section 2.6(b) and as may be mutually agreed by the parties, the value of each investment asset owned by BCIC that is used in connection with the computations made by BCIA on behalf of BCIC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures adopted by the valuation designee and approved by the BCIC Board under Rule 2a-5 of the Investment Company Act and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by BCIC other than investment assets that are used in connection with the computations made by BCIA on behalf of BCIC pursuant to Section 2.6 will be determined in accordance with GAAP.
(b) Except as may be mutually agreed by the parties, the value of each investment asset owned by TCPC that is used in connection with the computations made by TCP on behalf of TCPC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures adopted by the valuation designee and approved by the TCPC Board under Rule 2a-5 of the Investment Company Act and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by TCPC other than investment assets that are used in connection with the computations made by TCP on behalf of TCPC pursuant to Section 2.6 will be determined in accordance with GAAP.
(c) The Closing BCIC Net Asset Value presented by BCIA to the BCIC Board will reflect BCIA’s determination (as valuation designee under Rule 2a-5 under the Investment Company Act) of the fair value of any portfolio securities of BCIC for which market quotations are not readily available.

(d) The Closing TCPC Net Asset Value presented by TCP to the TCPC Board will reflect TCP’s determination (as valuation designee under Rule 2a-5 under the Investment Company Act) of the fair value of any portfolio securities of TCPC for which market quotations are not readily available.
5.6 Advisor Information. None of the information supplied or to be supplied by such Advisor for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of BCIC or stockholders of TCPC or at the time of the BCIC Stockholders Meeting or the TCPC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, and in the case of the Joint Proxy Statement/Prospectus in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by such Advisor with respect to information supplied by the other Advisor, BCIC, TCPC or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.
5.7 Best Interests and No Dilution. Each of BCIA (in the case of BCIC) and TCP (in the case of TCPC) believes that (i) participation in the Merger is in the best interests of BCIC (in the case of BCIA) and TCPC (in the case of TCP), and (ii) the interests of existing stockholders of BCIC (in the case of BCIA) and TCPC (in the case of TCP), as applicable, will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Merger.
5.8 Financial Resources. Such Advisor has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Joint Proxy Statement/Prospectus and under this Agreement.
5.9 TCPC and BCIC Forbearances. The forbearances set forth in Section 6.2 are not expected to be overtly and materially onerous on the conduct of the business of TCPC (in the case of TCP) and BCIC (in the case of BCIA), in the ordinary course of business consistent with past practice in all material respects and each of TCPC’s (in the case of TCP) and BCIC’s (in the case of BCIA), as applicable, investment objectives and policies as publicly disclosed.
5.10 TCPC and BCIC Representations and Warranties. To the Knowledge of BCIA (in the case of BCIC) and TCP (in the case of TCPC), as of the Signing Date, the representations and warranties made by BCIC in Article III (in the case of BCIA), and the representations and warranties made by TCPC in Article IV (in the case of TCP) are true and correct in all material respects (other than de minimis inaccuracies) except as Previously Disclosed by BCIC (in the case of BCIA) or TCPC (in the case of TCP).
ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1 Conduct of Businesses Prior to the Effective Time. During the period from the Signing Date until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (w) as may be required by Law or a Governmental Entity, (x) as required or expressly permitted by this Agreement, (y) in connection with the BCIC Revolving Credit Agreement Amendment or the transactions contemplated thereby or (z) with the prior written consent of the other parties hereto (and the consent of the TCPC Special Committee, in the case of TCPC, and the consent of the BCIC Special Committee, in the case of BCIC), which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of TCPC and BCIC shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business and consistent with past practice and each of BCIC’s and TCPC’s investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.
6.2 Forbearances. During the period from the Signing Date until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law or a Governmental Entity, as required or expressly permitted by this Agreement or as set forth in the BCIC Disclosure Schedule or the TCPC Disclosure Schedule, as applicable, and acting in a manner consistent with Section 6.1, each of BCIC and TCPC shall not, and shall not permit any of their respective Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the TCPC Special Committee (in the case of BCIC) and the BCIC Special Committee (in the case of TCPC) (in the case of each special committee, which prior written consent shall not be unreasonably delayed, conditioned or withheld):
(a) Other than pursuant to the BCIC dividend reinvestment plan, as in effect as of the Signing Date, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any BCIC Voting Debt or TCPC Voting Debt, as applicable, or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.
(b) (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis consistent with past practices and such party’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for such party to maintain its qualification as a RIC or to avoid the imposition of any income or excise tax, as reasonably determined by such party, including to the extent such party reasonably determines to declare any such dividends or distributions prior to its fiscal year end, (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of such party to another direct or indirect wholly owned Consolidated Subsidiary of such party, or (D) a Tax Dividend; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.
(c) Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practices and such party’s investment objectives and policies as publicly disclosed or (ii) encumbrances required to secure Permitted Indebtedness of such party or any of its Consolidated Subsidiaries outstanding as of the Signing Date pursuant to the terms of such Indebtedness as in effect as of the Signing Date.
(d) Except for the Merger, acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with past practices and such party’s investment objectives and policies as publicly disclosed.
(e) Amend the BCIC Certificate or the BCIC Bylaws (in the case of BCIC) or the TCPC Certificate or the TCPC Bylaws (in the case of TCPC) or any other governing documents or similar governing documents of any of such party’s Consolidated Subsidiaries.
(f) Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.
(g) Hire any employees or establish, become a party to or commit to adopt any Employee Benefit Plan.
(h) Take any action or knowingly fail to take any action that would, or would reasonably be expected to, (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Merger from qualifying for the Intended Tax Treatment.
(i) Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the Signing Date and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness.
(j) Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies or investments in new portfolio companies, in each case, entered into in the ordinary course of business consistent with past practices and such party’s investment objectives and policies as publicly disclosed.

(k) (i) File or amend any material Tax Return other than in the ordinary course of business consistent with past practice; (ii) make, change or revoke any material Tax election; or (iii) settle or compromise any material Tax liability or refund.
(l) Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause such party to fail to qualify or not be subject to taxation as a RIC.
(m) Enter into any new line of business (it being understood that this prohibition does not apply to any new or existing portfolio companies in which such party or any of its Consolidated Subsidiaries has made or will make a debt or equity investment that is in the ordinary course of business consistent with past practices and such party’s investment objectives and policies as publicly disclosed and is, would or should be reflected in such party’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).
(n) Other than (i) the BCIC Revolving Credit Agreement Amendment or (ii) in the ordinary course of business consistent with past practices and such party’s investment objectives and policies as publicly disclosed or as permitted by Section 6.2(i), enter into any Contract that would otherwise constitute a BCIC Material Contract, in the case of BCIC, or a TCPC Material Contract, in the case of TCPC, had it been entered into prior to the Signing Date.
(o) Other than (i) in connection with the BCIC Revolving Credit Agreement Amendment or (ii) in the ordinary course of business consistent with past practices and such party’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any BCIC Material Contract, in the case of BCIC, or TCPC Material Contract, in the case of TCPC (other than any BCIC Material Contract or TCPC Material Contract, as applicable, related to Permitted Indebtedness).
(p) Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received), (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, TCPC, the Surviving Company or any of their respective Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.
(q) (i) Pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt of such party or its Consolidated Subsidiaries as in effect as of the Signing Date or (ii) cancel any material Indebtedness.
(r) Except for the Merger, merge or consolidate such party or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such party or any of its Consolidated Subsidiaries.
(s) Agree to take, make any commitment to take, or adopt any resolutions of the BCIC Board or TCPC Board, as applicable, authorizing, any of the actions prohibited by this Section 6.2.
ARTICLE VII

ADDITIONAL AGREEMENTS
7.1 Further Assurances.
(a) Subject to the right of BCIC to take any action that constitutes a BCIC Adverse Recommendation Change as expressly permitted pursuant to Section 7.7, and the right of TCPC to take any action that constitutes a TCPC Adverse Recommendation Change as expressly permitted pursuant to Section 7.8, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all other third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Merger) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. In furtherance (but not in limitation) of the foregoing, each of TCPC and BCIC shall as promptly as practicable file any required applications, notices or other filings under the HSR Act. Subject to applicable Law, BCIC and TCPC shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to BCIC or TCPC, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with or written materials submitted to any Governmental Entity or other third party or in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all Governmental Entities or other third parties necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. TCPC, on the one hand, and BCIC, on the other hand, shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity; and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.
(b) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require either TCPC and its Consolidated Subsidiaries or BCIC and its Consolidated Subsidiaries to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the Transactions (including the Merger).
(c) TCPC and BCIC shall (and shall cause their respective applicable Consolidated Subsidiaries to) cooperate with each other and use reasonable best efforts to take, or cause to be taken all actions, and to do, or cause to be done, all things necessary for the effectiveness of the BCIC Revolving Credit Agreement Amendment and of the amendments set forth therein and the consummation of the transactions contemplated thereby.
7.2 Regulatory Matters.
(a) TCPC and BCIC shall as promptly as practicable, jointly prepare and file with the SEC the Registration Statement. TCPC shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger. BCIC and TCPC shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be promptly mailed or delivered to their respective stockholders upon such effectiveness and shall also use their respective reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Transactions, if any. BCIC shall use reasonable best efforts to furnish all information concerning BCIC and the holders of BCIC Common Stock as may be reasonably requested by TCPC in connection with any such actions.
(b) Each of TCPC and BCIC shall cooperate with the other in the preparation of the Registration Statement and shall furnish to the other all information reasonably requested as may be reasonably necessary or advisable in connection with the Registration Statement or any other filing or application made by or on behalf of TCPC, BCIC or any of their respective Consolidated Subsidiaries to any Governmental Entity in connection with the Merger and the other Transactions. Prior to the Effective Time, each party hereto shall promptly notify the other party (i) upon becoming aware of any event or circumstance that is required to be described in an amendment to the Registration Statement or in a supplement to the Joint Proxy Statement/Prospectus and (ii) after the receipt by it of any comments of the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement.
(c) Subject to applicable Law, each of TCPC and BCIC shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3 Stockholder Approval.
(a) As of the Signing Date, the BCIC Board has adopted resolutions approving the BCIC Matters, including the Merger, on the terms and conditions set forth in this Agreement, declaring the Merger advisable and directing that the BCIC Matters, including the Merger, be submitted to BCIC’s stockholders for their consideration, with the recommendation that the BCIC stockholders approve the same. Notwithstanding anything to the contrary in Section 7.7, unless this Agreement is terminated pursuant to a BCIC Superior Proposal Termination, BCIC shall submit to its stockholders the BCIC Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, BCIC shall take, in accordance with applicable Law and the BCIC Certificate and the BCIC Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 5 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the BCIC Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon approval of the BCIC Matters including the Merger, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the BCIC Stockholders Meeting shall be determined in prior consultation with TCPC. Unless the BCIC Board has made a BCIC Adverse Recommendation Change, BCIC shall use reasonable best efforts to obtain from BCIC’s stockholders the vote required to approve the BCIC Matters, on the terms and conditions set forth in this Agreement, including, by providing to BCIC’s stockholders the BCIC Board’s recommendation of the BCIC Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of TCPC, postponing or adjourning the BCIC Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that BCIC shall not postpone or adjourn the BCIC Stockholders Meeting for any other reason without the prior written consent of TCPC (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing, unless this Agreement is terminated pursuant to a BCIC Superior Proposal Termination, BCIC’s obligations pursuant to this Section 7.3(a) (including its obligation to submit to its stockholders the BCIC Matters) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to BCIC, its Representatives or its stockholders of any Takeover Proposal (including any BCIC Superior Proposal), (ii) BCIC effecting a Takeover Approval or delivering a Notice of a BCIC Superior Proposal or (iii) a BCIC Adverse Recommendation Change.
(b) As of the Signing Date, the TCPC Board has adopted resolutions approving the TCPC Matters on the terms and conditions set forth in this Agreement and directing that the TCPC Matters be submitted to TCPC’s stockholders for their consideration, with the recommendation that the TCPC stockholders approve the same. Notwithstanding anything to the contrary in Section 7.8, unless this Agreement is terminated pursuant to a TCPC Superior Proposal Termination, TCPC shall submit to its stockholders the TCPC Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, TCPC shall take, in accordance with applicable Law and the TCPC Certificate and the TCPC Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 5 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the TCPC Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon approval of the TCPC Matters including the issuance of shares of TCPC Common Stock as Merger Consideration, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the TCPC Stockholders Meeting shall be determined in prior consultation BCIC. Unless the TCPC Board has made a TCPC Adverse Recommendation Change, TCPC shall use reasonable best efforts to obtain from TCPC’s stockholders the TCPC Requisite Vote to approve the TCPC Matters, on terms and conditions set forth in this Agreement, including providing to TCPC’s stockholders the TCPC Board’s recommendation of the approval of the TCPC Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of BCIC, postponing or adjourning the TCPC Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that TCPC shall not postpone or adjourn the TCPC Stockholders Meeting for any other reason without the prior written consent of BCIC (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing, unless this Agreement is terminated pursuant to a TCPC Superior Proposal Termination, TCPC’s obligations pursuant to this Section 7.3(b) (including its obligation to submit to its stockholders the TCPC

Matters) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to TCPC, its Representatives or its stockholders of any Takeover Proposal (including any TCPC Superior Proposal), (ii) TCPC effecting a Takeover Approval or delivering a Notice of a TCPC Superior Proposal or (iii) a TCPC Adverse Recommendation Change.
7.4 Nasdaq Listing. TCPC shall use reasonable best efforts to cause the shares of TCPC Common Stock to be issued as Merger Consideration under this Agreement to be approved for listing on the Nasdaq, subject to official notice of issuance, at or prior to the Effective Time.
7.5 Indemnification; Directors’ and Officers’ Insurance.
(a) Following the Effective Time, TCPC shall, to the fullest extent permitted under applicable Law, defend and hold harmless and advance expenses to the present and former directors and officers of BCIC or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including any matters arising in connection with this Agreement or the Transactions). In the event of any such Indemnified Liabilities, (i) TCPC shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) TCPC and the applicable Indemnified Parties shall cooperate in the defense of such matter.
(b) Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any Proceeding described above, shall promptly notify TCPC in writing; provided that the failure to so notify shall not affect the obligations of TCPC under Section 7.5(a) unless TCPC is materially prejudiced as a consequence.
(c) If TCPC or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each such case, TCPC shall cause proper provision to be made so that the successors and assigns of TCPC shall assume the obligations set forth in this Section 7.5.
(d) The provisions of this Section 7.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.
(e) On or prior to the Effective Time, the endorsement to the directors’ and officers’ insurance policy set forth in Section 7.5(e) of the BCIC Disclosure Schedule shall take effect.
7.6 No Solicitation.
(a) Each of BCIC and TCPC shall, and shall cause its respective Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to BCIC or TCPC, as applicable) of all confidential information previously furnished to any Person (other than BCIC, TCPC or their respective Affiliates or Representatives) with respect to any Takeover Proposal.
(b) Prior to the Effective Time, subject to Section 7.7, in the case of BCIC, and Section 7.8, in the case of TCPC, each of BCIC and TCPC shall not, and shall cause its respective Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than TCPC, BCIC or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than TCPC, BCIC or their respective Affiliates) or with respect to any transaction (other than the Transactions) or (y) waiver or release under any standstill or any similar agreement with respect to equity securities of BCIC or TCPC, as applicable; provided, however, that notwithstanding the foregoing, each party (A) may inform Persons of the provisions contained in this Section 7.6, and (B) shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any third party with respect to equity securities of TCPC or BCIC, as applicable, in order to allow such third party to confidentially submit a Takeover Proposal.
(c) Each of BCIC and TCPC shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to the other party copies of any written materials received by BCIC or TCPC or their respective Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of BCIC and TCPC agrees that it shall keep the other party informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by BCIC or TCPC and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.
7.7 BCIC Takeover Proposals.
(a) If on or after the Signing Date and at any time prior to the BCIC Stockholders Meeting: (i) BCIC receives a bona fide unsolicited Takeover Proposal (under circumstances in which BCIC has complied in all material respects with the provisions of Section 7.6); (ii) the BCIC Special Committee shall have determined in good faith, after consultation with its outside legal counsel and, in the case of financial matters, its financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be inconsistent with the BCIC directors’ fiduciary duties under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a BCIC Superior Proposal; and (iii) BCIC gives TCPC written notice of its intention to engage in negotiations or discussions with the Person making such Takeover Proposal at least two (2) Business Days before engaging in such negotiations or discussions (with such written notice specifying the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and BCIC’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal) then, subject to compliance with this Section 7.7(a), BCIC may:
(i) engage in negotiations or discussions with such Person (and only such Person) who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by such Person who has made such Takeover Proposal if BCIC (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides TCPC a copy of all such information that has not previously been delivered to TCPC simultaneously with delivery to such Person (or such Person’s Representatives and Affiliates); and
(ii) after fulfilling its obligations under Section 7.7(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the Signing Date and at any time prior to the BCIC Stockholders Meeting, the BCIC Special Committee shall have determined after consultation with its outside legal counsel that continued recommendation of the BCIC Matters to BCIC’s stockholders would be reasonably likely to be inconsistent with the BCIC directors’ fiduciary duties under applicable Law as a result of a BCIC Superior Proposal, BCIC may (A) withdraw or qualify (or modify or amend in a manner adverse to TCPC), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to TCPC), the approval, adoption, recommendation or declaration of advisability by the BCIC Board of the BCIC Matters, including the recommendation of the BCIC Board that the stockholders of BCIC adopt this Agreement and approve the Transactions (the “BCIC Recommendation”), and (B) take any action or make any statement, filing or release in connection with the BCIC Stockholders Meeting or otherwise inconsistent with the BCIC Recommendation (any action described in clauses (A) and (B) referred to collectively with any Takeover Approval as a “BCIC Adverse Recommendation Change”).
(b) Upon any determination that a Takeover Proposal constitutes a BCIC Superior Proposal, BCIC shall promptly provide (and in any event within twenty-four (24) hours of such determination) to TCPC a written notice (a “Notice of a BCIC Superior Proposal”) (i) advising TCPC that the BCIC Board has received a BCIC Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such BCIC Superior Proposal, including the amount per share or other consideration that the stockholders of BCIC will receive in connection with the BCIC Superior Proposal and including a copy of all written materials provided to or by BCIC in connection with such BCIC Superior Proposal (unless previously provided to TCPC), and (iii) identifying the Person making such BCIC Superior Proposal. BCIC shall cooperate and negotiate in good faith with TCPC (to the extent TCPC desires to negotiate) during the five (5) calendar day period following TCPC’s receipt of the Notice of a BCIC Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such BCIC Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable BCIC to determine that such BCIC Superior Proposal is no longer a BCIC Superior Proposal and proceed with a BCIC Recommendation without a BCIC Adverse Recommendation Change. If thereafter the BCIC Special Committee determines, in its reasonable good-faith judgment after consultation with its outside legal counsel and, in the case of financial matters, its financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such BCIC Superior Proposal remains a BCIC Superior Proposal or the failure to make such BCIC Adverse Recommendation Change would be reasonably likely to be inconsistent with the BCIC directors’ fiduciary duties under applicable Law, and BCIC has complied in all material respects with Section 7.7(a) above, BCIC may terminate this Agreement pursuant to Section 9.1(c)(iv) in order to cause BCIC to enter into an agreement related to a BCIC Superior Proposal (a “BCIC Superior Proposal Termination”).
(c) Other than as permitted by Section 7.7(a), neither BCIC nor the BCIC Board shall make any BCIC Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no BCIC Adverse Recommendation Change shall change the approval of the BCIC Matters, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.
(d) BCIC shall provide TCPC with prompt written notice of any meeting of the BCIC Board at which the BCIC Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by TCPC reasonably in advance of such meeting).
(e) Nothing in this Agreement shall prohibit or restrict the BCIC Board from taking any action described in clause (A) of the definition of BCIC Adverse Recommendation Change in response to an Intervening Event (a “BCIC Intervening Event Recommendation Change”) if (A) prior to effecting any such BCIC Intervening Event Recommendation Change, BCIC promptly notifies TCPC, in writing, at least five (5) Business Days (the “BCIC Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a BCIC Adverse Recommendation Change or a BCIC Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) BCIC shall, and shall cause its Representatives to, during the BCIC Intervening Event Notice Period, negotiate with TCPC in good faith (to the extent TCPC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the BCIC Board to make a BCIC Intervening Event Recommendation Change, and (C) the BCIC Special Committee determines, after consulting with outside legal counsel and, in the case of financial matters, its financial advisor, that the failure to effect such a BCIC Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by TCPC during the BCIC Intervening Event Notice Period, would be reasonably likely to be inconsistent with the BCIC directors’ fiduciary duties under applicable Law.
(f) Nothing contained in this Agreement shall be deemed to prohibit BCIC, the BCIC Board or the BCIC Special Committee from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to BCIC’s stockholders if, after consultation with its outside legal counsel, BCIC determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a BCIC Adverse Recommendation Change unless the BCIC Board expressly publicly reaffirms the BCIC Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by TCPC.
7.8 TCPC Takeover Proposals.
(a) If on or after the Signing Date and at any time prior to the TCPC Stockholders Meeting: (i) TCPC receives a bona fide unsolicited Takeover Proposal (under circumstances in which TCPC has complied in all material respects with the provisions of Section 7.6); (ii) the TCPC Special Committee shall have determined in good faith, after consultation with its outside legal counsel and, in the case of financial matters, its financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be inconsistent with the TCPC directors’ fiduciary duties under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a TCPC Superior Proposal; and (iii) TCPC gives BCIC written notice of its intention to engage in negotiations or discussions with the Person making such Takeover Proposal at least two (2) Business Days before engaging in such negotiations or discussions (with such written notice specifying the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and TCPC’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal) then, subject to compliance with this Section 7.8(a), TCPC may:
(i) engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if TCPC (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides BCIC a copy of all such information that has not previously been delivered to BCIC simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and
(ii) after fulfilling its obligations under Section 7.8(b) below, effect a Takeover Approval.
If on or after the Signing Date and at any time prior to the TCPC Stockholders Meeting, the TCPC Special Committee shall have determined after consultation with its outside legal counsel that continued recommendation of the TCPC Matters to TCPC’s stockholders would be reasonably likely to be inconsistent with the TCPC directors’ fiduciary duties under applicable Law as a result of a TCPC Superior Proposal, TCPC may (A) withdraw or qualify (or modify or amend in a manner adverse to BCIC), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to BCIC), the approval, adoption, recommendation or declaration of advisability by the TCPC Board of the TCPC Matters, including the recommendation of the TCPC Board that the stockholders of TCPC approve the TCPC Matters (the “TCPC Recommendation”), and (B) take any action or make any statement, filing or release, in connection with the TCPC Stockholders Meeting or otherwise, inconsistent with the TCPC Recommendation (any action described in clauses (A) and (B) referred to collectively with any Takeover Approval as a “TCPC Adverse Recommendation Change”).
(b) Upon any determination that a Takeover Proposal constitutes a TCPC Superior Proposal, TCPC shall promptly provide (and in any event within twenty-four (24) hours of such determination) to BCIC a written notice (a “Notice of a TCPC Superior Proposal”) (i) advising BCIC that the TCPC Board has received a TCPC Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such TCPC Superior Proposal, including the amount per share or other consideration that the stockholders of TCPC will receive in connection with the TCPC Superior Proposal and including a copy of all written materials provided to or by TCPC in connection with such TCPC Superior Proposal (unless previously provided to BCIC), and (iii) identifying the Person making such TCPC Superior Proposal. TCPC shall cooperate and negotiate in good faith with BCIC (to the extent BCIC desires to negotiate) during the five (5) calendar day period following BCIC’s receipt of the Notice of a TCPC Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such TCPC Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable TCPC to determine that such TCPC Superior Proposal is no longer a TCPC Superior Proposal and proceed with a TCPC Recommendation without a TCPC Adverse Recommendation Change. If thereafter the TCPC Special Committee determines, in its reasonable good-faith judgment after consultation with its outside legal counsel and, in the case of financial matters, its financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such TCPC Superior Proposal remains a TCPC Superior Proposal or the failure to make such TCPC Adverse Recommendation Change would be reasonably likely to be inconsistent with the TCPC directors’ fiduciary duties under applicable Law, and TCPC has complied in all material respects with Section 7.8(a) above, TCPC may terminate this Agreement pursuant to Section 9.1(d)(iv) in order to cause TCPC to enter into an agreement with respect to a TCPC Superior Proposal (a “TCPC Superior Proposal Termination”).
(c) Other than as permitted by Section 7.8(a), neither TCPC nor the TCPC Board shall make any TCPC Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no TCPC Adverse Recommendation Change shall change the approval of the TCPC Matters, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.
(d) TCPC shall provide BCIC with prompt written notice of any meeting of the TCPC Board at which the TCPC Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by BCIC reasonably in advance of such meeting).
(e) Nothing in this Agreement shall prohibit or restrict the TCPC Board from taking any action described in clause (A) of the definition of TCPC Adverse Recommendation Change in response to an Intervening Event (a “TCPC Intervening Event Recommendation Change”) if (A) prior to effecting any such TCPC Intervening Event Recommendation Change, TCPC promptly notifies BCIC, in writing, at least five (5) Business Days (the “TCPC Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a TCPC Adverse Recommendation Change or a TCPC Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) TCPC shall, and shall cause its Representatives to, during the TCPC Intervening Event Notice Period, negotiate with BCIC in good faith (to the extent BCIC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the TCPC Board to make a TCPC Intervening Event Recommendation Change, and (C) the TCPC Special Committee determines, after consulting with outside legal counsel and, in the case of financial matters, its financial advisor, that the failure to effect such a TCPC Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by BCIC during the TCPC Intervening Event Notice Period, would be reasonably likely to be inconsistent with the TCPC directors’ fiduciary duties under applicable Law.
(f) Nothing contained in this Agreement shall be deemed to prohibit TCPC, the TCPC Board or the TCPC Special Committee from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to TCPC’s stockholders if, after consultation with its outside legal counsel, TCPC determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a TCPC Adverse Recommendation Change unless the TCPC Board expressly publicly reaffirms the TCPC Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by BCIC.
7.9 Access to Information.
(a) Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of BCIC and TCPC shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, Contracts and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require BCIC or TCPC, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either BCIC or TCPC may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.
(b) No investigation by a party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other party set forth in this Agreement.
7.10 Publicity. The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of TCPC and BCIC. Thereafter, so long as this Agreement is in effect, TCPC and BCIC each shall consult with the other before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Merger, or the Transactions, except as may be required by applicable Law or the rules and regulations of the Nasdaq and, to the extent practicable, before such press release or disclosure is issued or made, TCPC or BCIC, as applicable, shall have used commercially reasonable efforts to advise the other party of, and consult with the other party regarding, the text of such disclosure; provided that either TCPC or BCIC may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.10.
7.11 Takeover Statutes and Provisions. Neither TCPC nor BCIC will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of TCPC and BCIC shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary, challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.
7.12 Tax Matters.
(a) Tax Representation Letters. Prior to the Effective Time (or at such other times as requested by counsel), each of TCPC and BCIC shall execute and deliver to Skadden, Arps, Slate, Meagher & Flom LLP a tax representation letter (which will be used in connection with the tax opinions contemplated by Section 8.2(e) and Section 8.3(e), respectively).
(b) RIC Status. During the period from the Signing Date to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) BCIC shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of TCPC take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause BCIC to fail to qualify for taxation as a RIC, and (ii) TCPC shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of BCIC, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause TCPC to fail to qualify for taxation as a RIC.
(c) Tax Treatment of Merger. For United States federal income Tax purposes, (i) the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of BCIC and TCPC will be “a party to a reorganization” within the meaning of Section 368(b) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a). Unless otherwise required by applicable Law or administrative action, (i) each of BCIC, TCPC and Merger Sub shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, including by not taking any action that such party knows is reasonably likely to prevent such qualification; and (ii) each of BCIC, TCPC and Merger Sub shall report the Merger for U.S. federal income Tax purposes in a manner consistent with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(d) Tax Opinions. BCIC shall use its best efforts to obtain the tax opinion described in Section 8.3(e), and TCPC shall use its best efforts to obtain the tax opinion described in Section 8.2(e).
(e) Final Dividend. Prior to the Effective Time, BCIC shall, to the extent applicable, declare and pay a Tax Dividend with respect to all taxable years (or portion thereof) ended on or prior to the Effective Time.

(f) W-9. Prior to the Effective Time, BCIC shall deliver to TCPC a duly completed and executed form W-9, dated as of the Closing Date.
7.13 Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by BCIC’s stockholders or TCPC’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions. Each of BCIC and TCPC (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).
7.14 No Other Representations or Warranties. The parties hereto acknowledge and agree that except for the representations and warranties of BCIC in Article III, representations and warranties of TCPC in Article IV and the representations and warranties of the Advisors in Article V, none of the Advisors, BCIC, TCPC or any of BCIC’s or TCPC’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes any representation or warranty, express or implied.
7.15 Coordination of Dividends. TCPC and BCIC shall coordinate with each other in designating the record and payment dates for any quarterly dividends or distributions to its stockholders declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur, and neither TCPC nor BCIC shall authorize or declare any dividend or distribution to its stockholders after the Determination Date at any time on or before the Closing Date. In the event that a dividend or distribution with respect to the shares of BCIC Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) not been paid as of the Effective Time, the holders of shares of BCIC Common Stock shall be entitled to receive such dividend or distribution within a reasonable period after the time such shares are exchanged pursuant to Article I and Article II.
ARTICLE VIII

CONDITIONS PRECEDENT
8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:
(a) Stockholder Approvals. (i) The BCIC Matters shall have been approved by the BCIC Requisite Vote, and (ii) the TCPC Matters shall have been approved by the TCPC Requisite Vote.
(b) Nasdaq Listing. The shares of TCPC Common Stock to be issued under this Agreement in connection with the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.
(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC. Any necessary state securities or “blue sky” authorizations shall have been received.
(d) No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Merger or any of the other Transactions shall be in effect.
(e) Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act). Each of the approvals listed on Section 8.1(e) of the BCIC Disclosure Schedule and Section 8.1(e) of the TCPC Disclosure Schedule, if any, shall have been obtained and shall remain in full force and effect.
(f) No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Merger or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Merger or any of the other Transactions.

(g) Net Asset Value Determinations. The determination of both the Closing TCPC Net Asset Value and the Closing BCIC Net Asset Value shall have been completed in accordance with Section 2.6.
(h) Transaction Documents. Each of the Transaction Documents shall be in full force and effect.
(i) BCIC Revolving Credit Agreement Amendment. The Extension Amendments Effective Date (as defined in the BCIC Revolving Credit Agreement Amendment) shall have occurred, and the BCIC Revolving Credit Agreement Amendment shall otherwise be in full force and effect at the time of (and immediately after giving effect to) the Closing.
8.2 Conditions to Obligations of TCPC and Merger Sub to Effect the Merger. The obligations of TCPC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by TCPC, at or prior to the Effective Time, of the following conditions:
(a) Representations and Warranties of BCIC. (i) The representations and warranties of BCIC set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Signing Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of BCIC set forth in Section 3.8(ii) shall be true and correct in all respects as of the Signing Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of BCIC set forth in Sections 3.3(a), 3.3(b)(i), 3.7, 3.10 and 3.21 shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of BCIC set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the Signing Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of BCIC are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of BCIC to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to BCIC. TCPC shall have received a certificate signed on behalf of BCIC by the Chief Executive Officer or the Chief Financial Officer of BCIC to the effect that the conditions set forth in Section 8.2(a)(i), (ii), (iii) and (iv) have been satisfied.
(b) Representations and Warranties of TCP. The representations and warranties of TCP set forth in this Agreement shall be true and correct as of the Signing Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(b) shall be deemed to have been satisfied even if any such representations and warranties of TCP are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of TCP to be so true and correct, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to TCPC. TCPC shall have received a certificate signed on behalf of TCP by an authorized officer of TCP to the effect that the conditions set forth in Section 8.2(b) have been satisfied.
(c) Performance of Obligations of BCIC. BCIC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. TCPC shall have received a certificate signed on behalf of BCIC by the Chief Executive Officer or the Chief Financial Officer of BCIC to such effect.

(d) Absence of BCIC Material Adverse Effect. Since the Signing Date there shall not have occurred any condition, change or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect in respect of BCIC.
(e) Federal Tax Opinion. TCPC shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to TCPC (or, if Skadden, Arps, Slate, Meagher & Flom LLP is unable or unwilling to render such an opinion, the written opinion of another nationally recognized counsel as may be reasonably acceptable to TCPC), addressed to TCPC substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, tax counsel may rely upon the tax representation letters provided by TCPC and BCIC.
8.3 Conditions to Obligations of BCIC to Effect the Merger. The obligation of BCIC to effect the Merger is also subject to the satisfaction or waiver by BCIC, at or prior to the Effective Time, of the following conditions:
(a) Representations and Warranties of TCPC. (i) The representations and warranties of TCPC set forth in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Signing Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of TCPC and Merger Sub set forth in Section 4.8(ii) shall be true and correct in all respects as of the Signing Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of TCPC and Merger Sub set forth in Sections 4.3(a), 4.3(b)(i) and 4.7 shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of TCPC and Merger Sub set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the Signing Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of TCPC and Merger Sub are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of TCPC and Merger Sub to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to TCPC. BCIC shall have received a certificate signed on behalf of TCPC by the Chief Executive Officer or the Chief Financial Officer of TCPC and Merger Sub to the effect that the conditions set forth in Section 8.3(a)(i), (ii), (iii) and (iv) have been satisfied.
(b) Representations and Warranties of BCIA. The representations and warranties of BCIA set forth in this Agreement shall be true and correct as of the Signing Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(b) shall be deemed to have been satisfied even if any such representations and warranties of BCIA are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of BCIA to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to BCIC. BCIC shall have received a certificate signed on behalf of BCIA by an authorized officer of BCIA to the effect that the conditions set forth in Section 8.3(b) have been satisfied.

(c) Performance of Obligations of TCPC and Merger Sub. Each of TCPC and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. BCIC shall have received a certificate signed on behalf of TCPC and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of TCPC to such effect.
(d) Absence of TCPC Material Adverse Effect. Since the Signing Date there shall not have occurred any condition, change or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect in respect of TCPC.
(e) Federal Tax Opinion. BCIC shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to BCIC (or, if Skadden, Arps, Slate, Meagher & Flom LLP is unable or unwilling to render such an opinion, the written opinion of another nationally recognized counsel as may be reasonably acceptable to BCIC), addressed to BCIC, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, tax counsel may rely upon the tax representation letters provided by TCPC and BCIC.
8.4 Frustration of Closing Conditions. None of TCPC, Merger Sub or BCIC may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the Transactions.
ARTICLE IX

TERMINATION AND AMENDMENT
9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the BCIC Matters by the stockholders of BCIC or the TCPC Matters by the stockholders of TCPC:
(a) by mutual consent of BCIC and TCPC in a written instrument authorized by each of the BCIC Board (upon the recommendation of the BCIC Special Committee) and the TCPC Board (upon the recommendation of the TCPC Special Committee);
(b) by either BCIC (acting upon the recommendation of the BCIC Special Committee) or TCPC (acting upon the recommendation of the TCPC Special Committee), if:
(i) any Governmental Entity that must grant a Regulatory Approval has denied approval of the Transactions (including the Merger) and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law, permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;
(ii) the Merger shall not have been consummated on or before August 31, 2024 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated prior to the Termination Date;
(iii) the stockholders of BCIC shall have failed to approve the BCIC Matters by the BCIC Requisite Vote of BCIC’s stockholders at a duly held meeting of BCIC’s stockholders or at any adjournment or postponement thereof at which the BCIC Matters have been voted upon; or
(iv) the stockholders of TCPC shall have failed to approve the TCPC Matters by the TCPC Requisite Vote of TCPC’s stockholders at a duly held meeting of TCPC’s stockholders or at any adjournment or postponement thereof at which the TCPC Matters have been voted upon;
provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;
(c) by BCIC (acting upon the recommendation of the BCIC Special Committee), if:
(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of TCPC or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.3(a), 8.3(b) or 8.3(c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by BCIC to TCPC (provided that BCIC is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a), 8.2(b) or 8.2(c) not to be satisfied);
(ii) at any time prior to obtaining approval of the TCPC Matters by the stockholders of TCPC, (A) a TCPC Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) TCPC shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the TCPC Board that TCPC’s stockholders vote in favor of the TCPC Matters, (C) a Takeover Proposal is publicly announced and TCPC fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the TCPC Board that TCPC’s stockholders vote in favor of the TCPC Matters, or (D) a tender or exchange offer relating to any shares of TCPC Common Stock shall have been commenced by a third party and TCPC shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the TCPC Board recommends rejection of such tender or exchange offer;
(iii) TCPC breaches, in any material respect, its obligations under Section 7.6 or Section 7.8; or
(iv) at any time prior to the time the approval of stockholders with respect to the BCIC Matters is obtained, (A) BCIC is not in material breach of any of the terms of this Agreement and (B) the BCIC Board, upon the recommendation of the BCIC Special Committee, authorizes BCIC, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and BCIC enters into, a definitive Contract with respect to a BCIC Superior Proposal;
(d) by TCPC (acting upon the recommendation of the TCPC Special Committee), if:
(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of BCIC, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2(a), 8.2(b) or 8.2(c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by TCPC to BCIC (provided that TCPC is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a), 8.3(b) or 8.3(c) not to be satisfied);
(ii) at any time prior to obtaining approval of the BCIC Matters by the stockholders of BCIC, (A) a BCIC Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) BCIC shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the BCIC Board that BCIC’s stockholders vote in favor of the BCIC Matters, (C) a Takeover Proposal is publicly announced and BCIC fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the BCIC Board that BCIC’s stockholders vote in favor of the BCIC Matters or (D) a tender or exchange offer relating to any shares of BCIC Common Stock shall have been commenced by a third party and BCIC shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the BCIC Board recommends rejection of such tender or exchange offer;
(iii) BCIC breaches, in any material respect, its obligations under Section 7.6 or Section 7.7; or
(iv) at any time prior to the time the approval of stockholders with respect to the TCPC Matters is obtained, (A) TCPC is not in material breach of any of the terms of this Agreement and (B) the TCPC Board, upon the recommendation of the TCPC Special Committee, authorizes TCPC, subject to complying with the terms of this Agreement (including Section 7.8(b)), to enter into, and TCPC enters into, a definitive Contract with respect to a TCPC Superior Proposal.
The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2 [Reserved].
9.3 Effect of Termination. In the event of termination of this Agreement by either BCIC or TCPC as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of TCPC, Merger Sub, BCIC, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.9(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.
9.4 Fees and Expenses.
(a) Subject to Section 9.4(c), all fees and expenses incurred by any party or any of its Consolidated Subsidiaries in connection with this Agreement and the Transactions (the “BDC Expenses”), including all (i) fees and expenses for financial advisory and legal services to each of BCIC and TCPC in connection with this Agreement, the Transaction Documents and the Transactions, (ii) fees and expenses incurred in connection with the BCIC Stockholder Meeting or the TCPC Stockholder Meeting, such as printing and mailing the Form N-14 registration statement (the “N-14”) and necessary ancillary documents, (iii) fees and expenses incurred in connection with soliciting and tabulating shareholder votes, including the cost of a proxy solicitation firm, (iv) fees and expenses incurred in connection with meetings of the BCIC Special Committee and the TCPC Special Committee, (v) fees and expenses incurred by the BCIC Board or the TCPC Board in connection with the Transactions including legal, tax, and other outside advisors, travel and the maintenance of a virtual data room and (vi) fees and expenses incurred in connection with litigation relating to the Transactions shall, in each case, be paid by the party incurring such fees or expenses (or, in the case of Merger Sub and SVCP, TCPC), whether or not the Transactions (including the Merger) are consummated.
(b) All fees and expenses (whether or not incurred or owed by TCPC or BCIC) related to (i) the drafting of this Agreement, the other Transaction Documents and the N-14, (ii) filing and other fees paid to the SEC in connection with the Transactions, and (iii) filing and other fees incurred in connection with any filing under the HSR Act in connection with the Transactions (collectively, the “Joint Expenses”) shall be borne by TCPC and BCIC on a pro rata basis based upon the relative net assets of TCPC and BCIC as of the date on which the Exchange Ratio is determined, subject to reimbursement by the TCP or BCIA pursuant to Section 9.4(c).
(c) (i) TCP shall, either through direct payment to the vendors or payees, through waiver or offset of fees owed to TCP or through reimbursement to TCPC, bear 50% of the aggregate reasonable out-of-pocket costs and expenses constituting BDC Expenses incurred by TCPC and (ii) BCIA shall, either through direct payment to the vendors or payees, through waiver or offset of fees owed to BCIA or through reimbursement to BCIC, bear 50% of the aggregate reasonable out-of-pocket costs and expenses constituting BDC Expenses incurred by BCIC, up to an aggregate amount under clauses (i) and (ii) equal to (A) if Closing occurs or Closing does not occur other than for a reason set forth in Section 9.4(c)(ii)(B), $6 million or (B) if Closing does not occur because either (x) the stockholders of BCIC shall have failed to approve the BCIC Matters by the BCIC Requisite Vote of BCIC’s stockholders at a duly held meeting of BCIC’s stockholders or at any adjournment or postponement thereof at which the BCIC Matters have been voted upon or (y) the stockholders of TCPC shall have failed to approve the TCPC Matters by the TCPC Requisite Vote of TCPC’s stockholders at a duly held meeting of TCPC’s stockholders or at any adjournment or postponement thereof at which the BCIC Matters have been voted upon, then, in either case, $3 million (such amount under (A) or (B), the “Expense Cap”). The Expense Cap shall be allocated between TCPC and BCIC on a pro rata basis based upon the relative net assets of TCPC and BCIC as of the date on which the Exchange Ratio is determined; provided that if (A) the aggregate BDC Expenses and allocated Joint Expenses of either BCIC or TCPC, as applicable, to be reimbursed to or paid on behalf of such party pursuant to clause (i) or clause (ii) exceeds such party’s pro rata share of the Expense Cap and (B) the aggregate BDC Expenses and allocated Joint Expenses of the other party to be compensated pursuant to clause (i) or clause (ii), as applicable, is less than such other party’s pro rata share of the applicable Expense Cap, then the portion of the Expense Cap not used by such other party in the immediately preceding clause (B) shall be added to the Expense Cap of the other party in the immediately preceding clause (A).

(d) Subject to Section 9.4(c) above, each of BCIC and TCPC will pay all of its BDC Expenses and its pro rata share of Joint Expenses in excess of the portion of the Expense Cap applicable to it whether or not the Closing occurs.
9.5 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the TCPC Matters by the stockholders of TCPC or the BCIC Matters by the stockholders of BCIC; provided, however, that after any approval of the TCPC Matters by the stockholders of TCPC or the BCIC Matters by the stockholders of BCIC, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties (acting upon the recommendation of the BCIC Special Committee, in the case of BCIC, or the TCPC Special Committee, in the case of TCPC).
9.6 Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by the BCIC Board, upon the recommendation of the BCIC Special Committee, or the TCPC Board, upon the recommendation of the TCPC Special Committee, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.
ARTICLE X

CERTAIN DEFINITIONS
“Acceptable Courts” has the meaning set forth in Section 11.6.
“Advisor” has the meaning set forth in the Preamble.
“Advisors Disclosure Schedule” has the meaning set forth in Section 11.9.
“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” has a meaning correlative thereto.
“Agreement” has the meaning set forth in the Preamble.
“Amended and Restated TCPC Advisory Agreement” means the amended and restated TCPC Advisory Agreement executed as of the Signing Date, to be effective upon, and subject to the occurrence of, the Closing.
“Applicable Date” has the meaning set forth in Section 3.5(a).
“ASC Topic 820” has the meaning set forth in Section 3.6(i).
“BCIA” has the meaning set forth in the Preamble.
“BCIC” has the meaning set forth in the Preamble.
“BCIC Administration Agreement” means the administration agreement by and between BlackRock Financial Management, Inc. and BCIC as in effect as of the Signing Date.
“BCIC Adverse Recommendation Change” has the meaning set forth in Section 7.7(a).
“BCIC Advisory Agreement” means the investment advisory agreement between BCIC and BCIA in effect as of the Signing Date.
“BCIC Balance Sheet” has the meaning set forth in Section 3.6(b).
“BCIC Board” has the meaning set forth in the Recitals.

“BCIC Bylaws” has the meaning set forth in Section 3.1(b).
“BCIC Capitalization Date” has the meaning set forth in Section 3.2(a).
“BCIC Certificate” has the meaning set forth in Section 3.1(b).
“BCIC Common Stock” has the meaning set forth in Section 1.5(b).
“BCIC Disclosure Schedule” has the meaning set forth in Section 11.9.
“BCIC Insurance Policy” has the meaning set forth in Section 3.16.
“BCIC Intellectual Property Rights” has the meaning set forth in Section 3.17.
“BCIC Intervening Event Notice Period” has the meaning set forth in Section 7.7(e).
“BCIC Intervening Event Recommendation Change” has the meaning set forth in Section 7.7(e).
“BCIC Material Contracts” has the meaning set forth in Section 3.15(a).
“BCIC Matters” means (i) the adoption of this Agreement and approval of the Transactions and (ii) any other matters required to be approved or adopted by the stockholders of BCIC in order to effect the Transactions.
“BCIC Per Share NAV” means the quotient of (i) the Closing BCIC Net Asset Value divided by (ii) the number of shares of BCIC Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares).
“BCIC Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of BCIC.
“BCIC Recommendation” has the meaning set forth in Section 7.7(a).
“BCIC Requisite Vote” has the meaning set forth in Section 3.3(a).
“BCIC Revolving Credit Agreement” means that certain Second Amended and Restated Senior Secured Revolving Credit Agreement, dated as of February 19, 2016, by and among BCIC, as borrower, the lenders from time to time party thereto, Citibank, N.A., as administrative agent, swingline lender and issuing bank, and Bank of Montreal, Chicago Branch, as syndication agent, as amended on August 8, 2016, June 5, 2017, March 15, 2018, August 30, 2019, May 22, 2020, April 23, 2021, April 26, 2023 and the Signing Date (and as further amended, restated, replaced (whether upon or after termination or otherwise, and whether with the original lenders or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including any extension of the maturity thereof or increase in the amount of available borrowings thereof).
“BCIC Revolving Credit Agreement Amendment” means that certain Eighth Amendment, dated as of the Signing Date, by and among BCIC, certain of its Consolidated Subsidiaries party thereto, as subsidiary guarantors, the lenders party thereto, and Citibank, N.A., as administrative agent, swingline lender and issuing bank.
“BCIC SEC Reports” has the meaning set forth in Section 3.5(a).
“BCIC Special Committee” has the meaning set forth in the Recitals.
“BCIC Stockholders Meeting” has the meaning set forth in Section 3.3(a).
“BCIC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, BCIC or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of BCIC or more than 75% of the assets of BCIC on a consolidated basis (a) on terms which the BCIC Board determines in good faith to be superior for the stockholders of BCIC (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by TCPC in accordance with Section 7.7), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the BCIC Board (upon the recommendation of the BCIC Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.
“BCIC Superior Proposal Termination” has the meaning set forth in Section 7.7(b).

“BCIC Voting Debt” has the meaning set forth in Section 3.2(a).
“BDC” has the meaning set forth in the Recitals.
“BDC Expenses” has the meaning set forth in Section 9.4(a).
“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York.
“Cancelled Shares” has the meaning set forth in Section 1.5(b).
“Certificate of Merger” has the meaning set forth in Section 1.3.
“Closing” has the meaning set forth in Section 1.2.
“Closing BCIC Net Asset Value” has the meaning set forth in Section 2.6(b).
“Closing Date” has the meaning set forth in Section 1.2.
“Closing TCPC Net Asset Value” has the meaning set forth in Section 2.6(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP. For the avoidance of doubt, SVCP is a Consolidated Subsidiary of TCPC.
“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.
“DE SOS” has the meaning set forth in Section 1.3.
“Deloitte” has the meaning set forth in Section 3.6(a).
“Determination Date” has the meaning set forth in Section 2.6(a).
“DGCL” has the meaning set forth in Section 1.1.
“Disclosure Schedule” has the meaning set forth in Section 11.9.
“DLLCA” has the meaning set forth in Section 1.1.
“DOJ” has the meaning set forth in Section 7.1(a).
“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval system.
“Effective Time” has the meaning set forth in Section 1.3.
“Employee Benefit Plans” has the meaning set forth in Section 3.14.
“Enforceability Exception” has the meaning set forth in Section 3.3(a).
“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the Signing Date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
“Exchange Fund” has the meaning set forth in Section 2.3.
“Exchange Ratio” means the quotient (rounded to four decimal places) of (i) the BCIC Per Share NAV divided by (ii) the TCPC Per Share NAV, each as calculated as of the Determination Date.
“Expense Cap” has the meaning set forth in Section 9.4(c).
“Fair Value Measurements and Disclosures (Topic 820)” has the meaning set forth in Section 3.6(i).
“Fee Waiver Agreement” means that certain Fee Waiver Agreement, by and between TCP and TCPC, dated as of the Signing Date.

“FTC” has the meaning set forth in Section 7.1(a).
“GAAP” has the meaning set forth in Section 3.6(a).
“Governmental Entity” means any federal, state, local or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal or judicial body, or any political subdivision, department or branch of any of the foregoing.
“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law.
“HSR Act” has the meaning set forth in Section 3.4.
“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into in the ordinary course of business.
“Indemnified Liabilities” has the meaning set forth in Section 7.5(a).
“Indemnified Party” has the meaning set forth in Section 7.5(a).
“Independent Director” means, with respect to TCPC or BCIC, each director who is not an “interested person,” as defined in the Investment Company Act, of TCPC or BCIC, as the case may be.
“Intellectual Property Rights” has the meaning set forth in Section 3.17.
“Intended Tax Treatment” has the meaning set forth in Section 7.12(c).
“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the Signing Date that is material to, as applicable, TCPC and its Consolidated Subsidiaries, taken as a whole, or BCIC and its Consolidated Subsidiaries, taken as whole, that (i) was not known to, or reasonably foreseeable by, the party’s board of directors, as of or prior to the Signing Date and (ii) did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the TCPC Common Stock or BCIC Common Stock or any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to TCPC or BCIC; (c) any failure, in and of itself, by TCPC or BCIC to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; (d) any changes in general economic, social or political conditions or the financial markets in general; and (e) general changes or developments in the industries in which the applicable party and its Consolidated Subsidiaries operate, including general changes in Law after the Signing Date across such industries; provided, however, that the exceptions in clause (b) and clause (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“IRS” has the meaning set forth in Section 3.12(a).
“Joint Expenses” has the meaning set forth in Section 9.4(b).
“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 3.4.
“Knowledge” means (i) for BCIC, the actual knowledge of its executive officers and directors set forth in Section 9 of the BCIC Disclosure Schedule, (ii) for TCPC, the actual knowledge of its executive officers and directors set forth in Section 9 of the TCPC Disclosure Schedule, (iii) for TCP, the actual knowledge, solely with respect to TCPC or TCP, as applicable, of the individuals set forth in Section 9(a) of the Advisors Disclosure Schedule and (iv) for BCIA, the actual knowledge, solely with respect to BCIC or BCIA, as applicable, of the individuals set forth in Section 9(b) of the Advisors Disclosure Schedule.
“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.
“Lenders” has the meaning set forth in the Recitals.
“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.
“Material Adverse Effect” means, with respect to TCPC, BCIC, TCP or BCIA, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or pandemics, including COVID-19 (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto), (2) general changes or developments in the industries in which such party and its Consolidated Subsidiaries operate, including general changes in Law after the Signing Date across such industries, except, in the case of the foregoing clauses (1) and (2), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (3) the announcement of (x) this Agreement or the Transactions or the identities of the parties to this Agreement or (y) the BCIC Revolving Credit Agreement Amendment or the transactions contemplated thereby or (B) any failure to meet internal or published projections or forecasts for any period, as the case may be, or, in the case of BCIC or TCPC, any decline in the price of shares of TCPC Common Stock or BCIC Common Stock, as applicable, on the Nasdaq or trading volume of TCPC Common Stock or BCIC Common Stock, as applicable, (provided that the underlying causes of such failure or decline shall be considered in determining whether there is a Material Adverse Effect) or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Merger and the other Transactions.
“Material Compliance Matters” has the meaning set forth in Section 3.9(c).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 1.5(c).
“Merger Sub” has the meaning set forth in the Preamble.
“N-14” has the meaning set forth in Section 9.4(a).
“Nasdaq” has the meaning set forth in Section 2.2.
“Notice of a BCIC Superior Proposal” has the meaning set forth in Section 7.7(b).
“Notice of a TCPC Superior Proposal” has the meaning set forth in Section 7.8(b).
“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.
“Original Merger Agreement” has the meaning set forth in the recitals hereto.

“Paying and Exchange Agent” has the meaning set forth in Section 2.3.
“Permit” means any license, permit, variance, exemption, approval, qualification or Order of any Governmental Entity.
“Permitted Indebtedness” means Indebtedness of TCPC or BCIC, as applicable, and its respective Consolidated Subsidiaries (i) outstanding as of the Signing Date and amendments, replacements and other modifications thereof that are permitted under the Investment Company Act, including the BCIC Revolving Credit Agreement or (ii) Indebtedness incurred after the Signing Date to the extent permitted by the Investment Company Act that is substantially consistent with the past practices of TCPC or BCIC, as applicable.
“Permitted Liens” means any Liens (as defined in the BCIC Revolving Credit Agreement) permitted under Section 6.02 of the BCIC Revolving Credit Agreement.
“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.
“Previously Disclosed” means information (i) with respect to BCIC, (A) set forth by BCIC in the BCIC Disclosure Schedule, (B) disclosed since the Applicable Date in any BCIC SEC Report and (ii) with respect to TCPC, (A) set forth by TCPC in the TCPC Disclosure Schedule or (B) disclosed since the Applicable Date in any TCPC SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any BCIC SEC Report or TCPC SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”
“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.
“Registration Statement” has the meaning set forth in Section 3.4.
“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.
“Representatives” has the meaning set forth in Section 7.6(a).
“RIC” has the meaning set forth in Section 3.12(b).
“Rights” has the meaning set forth in Section 3.2(a).
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(g).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.
“Signing Date” means September 6, 2023.
“Surviving Company” has the meaning set forth in the Recitals.
“SVCP” has the meaning set forth in the Recitals.
“Takeover Approval” has the meaning set forth in Section 7.7(a)(ii).
“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than TCPC or BCIC or any of their respective Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving BCIC or TCPC, as applicable, or any of such party’s respective Consolidated Subsidiaries, as applicable, or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of BCIC or TCPC, as applicable, and such party’s respective Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, BCIC or in any of BCIC’s Consolidated Subsidiaries or, TCPC or in any of TCPC’s Consolidated Subsidiaries, as applicable, in each case other than the Merger and the other Transactions.

“Takeover Statutes” has the meaning set forth in Section 3.10.
“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
“Tax Dividend” means a dividend or dividends, other than a regular quarterly dividend, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to BCIC’s stockholders (i) all of its previously undistributed “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code) with respect to the taxable year that will end upon the Effective Time or any prior taxable year, and (ii) any other amounts necessary to satisfy the distribution requirements of Section 852(a) of the Code and to eliminate any federal corporate-level income tax or federal excise tax imposed pursuant to Section 4982 of the Code payable by BCIC for such taxable years, if any, in each case to the extent not distributed by other dividends (including regular quarterly dividends) paid by BCIC.
“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.
“TCP” has the meaning set forth in the Preamble.
“TCPC” has the meaning set forth in the Preamble.
“TCPC Adverse Recommendation Change” has the meaning set forth in Section 7.8(a).
“TCPC Advisory Agreement” means the investment advisory agreement between TCPC and TCP in effect as of the Signing Date, as amended.
“TCPC Balance Sheet” has the meaning set forth in Section 4.6(b).
“TCPC Board” has the meaning set forth in the Recitals.
“TCPC Bylaws” has the meaning set forth in Section 4.1(b).
“TCPC Capitalization Date” has the meaning set forth in Section 4.2(a).
“TCPC Certificate” has the meaning set forth in Section 4.1(b).
“TCPC Common Stock” has the meaning set forth in Section 1.5(b).
“TCPC Disclosure Schedule” has the meaning set forth in Section 11.9.
“TCPC Insurance Policy” has the meaning set forth in Section 4.15.
“TCPC Intellectual Property Rights” has the meaning set forth in Section 4.16.
“TCPC Intervening Event Notice Period” has the meaning set forth in Section 7.8(e).
“TCPC Intervening Event Recommendation Change” has the meaning set forth in Section 7.8(e).
“TCPC Material Contracts” has the meaning set forth in Section 4.14(a).
“TCPC Matters” means (i) the proposed issuance of TCPC Common Stock in connection with the Merger and (ii) any other matters required to be approved or adopted by the stockholders of TCPC in order to effect the Transactions.
“TCPC Per Share NAV” means the quotient of (i) the Closing TCPC Net Asset Value divided by (ii) the number of shares of TCPC Common Stock issued and outstanding as of the Determination Date.
“TCPC Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of TCPC.
“TCPC Recommendation” has the meaning set forth in Section 7.8(a).
“TCPC Requisite Vote” has the meaning set forth in Section 4.3(a).
“TCPC SEC Reports” has the meaning set forth in Section 4.5(a).

“TCPC Special Committee” has the meaning set forth in the Recitals.
“TCPC Stockholders Meeting” has the meaning set forth in Section 4.3(a).
“TCPC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, TCPC or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of TCPC or more than 75% of the assets of TCPC on a consolidated basis (a) on terms which the TCPC Board determines in good faith to be superior for the stockholders of TCPC (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by BCIC in accordance with Section 7.8), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by TCPC Board (upon the recommendation of the TCPC Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.
“TCPC Superior Proposal Termination” has the meaning set forth in Section 7.8(b).
“TCPC Voting Debt” has the meaning set forth in Section 4.2(a).
“Termination Date” has the meaning set forth in Section 9.1(b)(ii).
“Trading Day” shall mean a day on which shares of TCPC Common Stock are traded on Nasdaq.
“Transaction Documents” means the documents and the instruments referred to in this Agreement (including, for the avoidance of doubt, the Fee Waiver Agreement and the Amended and Restated TCPC Advisory Agreement) other than the BCIC Revolving Credit Agreement and the BCIC Revolving Credit Agreement Amendment.
“Transactions” means the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Merger) other than the transactions contemplated by the BCIC Revolving Credit Agreement Amendment.
“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.
ARTICLE XI

GENERAL PROVISIONS
11.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 7.5 and Section 9.4 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.
11.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to BCIC, to:

BlackRock Capital Investment Corp.
50 Hudson Yards
New York, NY 10001
Attention:	Laurence Paredes
Email:	laurence.paredes@blackrock.com

with a copy, which will not constitute notice, to:

Vedder Price PC
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601
Attention:	Bruce Rosenblum
Deborah B. Eades
Email:	brosenblum@vedderprice.com
deades@vedderprice.com

If to TCPC or Merger Sub, to:

BlackRock TCP Capital Corp.
2951 28th Street, Suite 1000
Santa Monica, CA 90405,
Attention:	CEO

with a copy, which will not constitute notice, to:

Dechert LLP
1900 K Street NW
Washington DC, United States 20006-1110
Attention:	Harry Pangas
Eric Siegel
Email:	harry.pangas@dechert.com
eric.siegel@dechert.com
If to TCP, to:

Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attention:	Rajneesh Vig, Managing Director

If to BCIA, to:

BlackRock Capital Investment Advisors, LLC
50 Hudson Yards
New York, NY 10001
Attention:	Laurence Paredes
Email:	laurence.paredes@blackrock.com

In the case of TCP or BCIA, with a copy, which will not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York, United States
10001-8602
Attention:	David Hepp
Michael Hoffman
Matthew Collin
Email:	david.hepp@skadden.com
michael.hoffman@skadden.com
matthew.collin@skadden.com
Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3 Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
11.5 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.
11.6 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to Contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware, or if jurisdiction over the matter is vested exclusively in federal courts, the federal courts in the state of Delaware and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.
11.7 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise)

without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the Transaction Documents) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.
11.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
11.9 Disclosure Schedule. Before entry into this Agreement, TCPC, BCIC and the Advisors each delivered to the other party a schedule (the “TCPC Disclosure Schedule,” the “BCIC Disclosure Schedule” and the “Advisors Disclosure Schedule,” respectively, each, a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, Article IV or Article V, as applicable, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. Each Disclosure Schedule shall be numbered to correspond with the sections and subsections contained in this Agreement. The disclosure in any section or subsection of each Disclosure Schedule, shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.
11.10 Amendment and Restatement. This Agreement amends and restates the Original Merger Agreement in its entirety. All amendments to the Original Merger Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect as of the Signing Date unless expressly stated otherwise.
[Signature Pages Follow]

IN WITNESS WHEREOF, BCIC, TCPC, Merger Sub and each Advisor have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
BCIC:

BLACKROCK CAPITAL INVESTMENT CORPORATION

By:	/s/ Chip Holladay
	Name:	Chip Holladay
	Title:	Interim Chief Financial Officer and Treasurer

TCPC:

BLACKROCK TCP CAPITAL CORP.

By:	/s/ Erik Cuellar
	Name:	Erik Cuellar
	Title:	Chief Financial Officer
[Signature Page to Agreement and Plan of Merger]

MERGER SUB:

PROJECT SPURS MERGER SUB, LLC

By its Managing Member:

SPECIAL VALUE CONTINUATION PARTNERS, LLC

By its Member:

BLACKROCK TCP CAPITAL CORP.

By:	/s/ Erik Cuellar
	Name:	Erik Cuellar
	Title:	Authorized Signatory
[Signature Page to Agreement and Plan of Merger]

BCIA:

(solely for the purposes of Section 2.6, Article V, Section 8.1(g) and Article XI)

BLACKROCK CAPITAL INVESTMENT ADVISORS, LLC

By:	/s/ James E. Keenan
	Name:	James E. Keenan
	Title:	President and Chief Executive Officer

TCP:

(solely for the purposes of Section 2.6, Article V, Section 8.1(g) and Article XI)

TENNENBAUM CAPITAL PARTNERS, LLC

By:	/s/ Rajneesh Vig
	Name:	Rajneesh Vig
	Title:	Authorized Signatory
[Signature Page to Agreement and Plan of Merger]